===============================================================================




                          LOAN AND SECURITY AGREEMENT


                                     AMONG


                            GRANT GEOPHYSICAL, INC.,

                                  AS BORROWER,


                           THE ENTITIES NAMED HEREIN,

                                  AS LENDERS,


                                      AND


                         FOOTHILL CAPITAL CORPORATION,

                                    AS AGENT


                            DATED AS OF MAY 11, 1999



===============================================================================

                               TABLE OF CONTENTS

                                                                        Page(s)
                                                                        ------
1.   DEFINITIONS AND CONSTRUCTION............................................1

     1.1      Definitions....................................................1
     1.2      Accounting Terms..............................................20
     1.3      Code..........................................................20
     1.4      Construction..................................................20
     1.5      Schedules and Exhibits........................................21

2.   LOAN AND TERMS OF PAYMENT..............................................21

     2.1      Revolving Advances............................................21
     2.2      Letters of Credit.............................................23
     2.3      FCC Term Loan.................................................25
     2.4      EALP Term Loan................................................26
     2.5      Overadvances..................................................28
     2.6      Interest and Letter of Credit Fees:  Rates, Payments, and
              Calculations..................................................28
     2.7      Collection of Accounts........................................30
     2.8      Crediting Payments; Application of Collections................30
     2.9      Designated Account............................................30
     2.10     Maintenance of Loan Account; Statements of Obligations........31
     2.11     Fees..........................................................31

3.   CONDITIONS; TERM OF AGREEMENT..........................................32

     3.1      Conditions Precedent to the Initial Advance, Letter of Credit,
              and the FCC Term Loan.........................................32
     3.2      Conditions Precedent to all Advances, all Letters of Credit,
              and the FCC Term Loan.........................................34
     3.3      Condition Subsequent..........................................34
     3.4      Term; Automatic Renewal.......................................35
     3.5      Effect of Termination.........................................35
     3.6      Early Termination by Borrower.................................35
     3.7      Termination Upon Event of Default.............................36

4.   CREATION OF SECURITY INTEREST..........................................37

     4.1      Grant of Security Interest....................................37
     4.2      Negotiable Collateral.........................................37
     4.3      Collection of Accounts, General Intangibles, and Negotiable
              Collateral....................................................37
     4.4      Delivery of Additional Documentation Required.................37
     4.5      Power of Attorney.............................................37
     4.6      Right to Inspect..............................................38

5.   REPRESENTATIONS AND WARRANTIES.........................................38

     5.1      No Encumbrances...............................................38
     5.2      Eligible Accounts.............................................38
     5.3      Equipment.....................................................38
     5.4      Location of Inventory and Equipment...........................39
     5.5      Inventory Records.............................................39
     5.6      Location of Chief Executive Office; FEIN......................39
     5.7      Due Organization and Qualification; Subsidiaries..............39
     5.8      Due Authorization; No Conflict................................39
     5.9      Litigation....................................................40
     5.10     No Material Adverse Change....................................40
     5.11     Solvency......................................................41
     5.12     Employee Benefits.............................................41
     5.13     Environmental Condition.......................................41

6.   AFFIRMATIVE COVENANTS..................................................41

     6.1      Accounting System.............................................42
     6.2      Collateral Reporting..........................................42
     6.3      Financial Statements, Reports, Certificates...................43
     6.4      Tax Returns...................................................44
     6.5      Guarantor Reports.............................................44
     6.6      Maintenance of Equipment......................................44
     6.7      Taxes.........................................................44
     6.8      Insurance.....................................................44
     6.9      No Setoffs or Counterclaims...................................45
     6.10     Location of Inventory and Equipment...........................45
     6.11     Compliance with Laws..........................................45
     6.12     Employee Benefits.............................................45
     6.13     Leases........................................................46
     6.14     Millennium Compliant..........................................46
     6.15     Money Market Account..........................................46

7.   NEGATIVE COVENANTS.....................................................47

     7.1      Indebtedness..................................................47
     7.2      Liens.........................................................48
     7.3      Restrictions on Fundamental Changes...........................48
     7.4      Disposal of Assets............................................49
     7.5      Change Name...................................................50
     7.6      Guarantee.....................................................50
     7.7      Nature of Business............................................50
     7.8      Prepayments and Amendments....................................50
     7.9      Change of Control.............................................50
     7.10     Distributions.................................................50
     7.11     Accounting Methods............................................50
     7.12     Investments...................................................51

     7.13     Transactions with Affiliates..................................51
     7.14     Suspension....................................................51
     7.15     Use of Proceeds...............................................51
     7.16     Change in Location of Chief Executive Office; Inventory and
              Equipment with Bailees........................................51
     7.17     No Prohibited Transactions Under ERISA........................51
     7.18     Financial Covenant............................................52

8.   EVENTS OF DEFAULT......................................................52


9.   THE LENDER GROUP'S RIGHTS AND REMEDIES.................................55

     9.1      Rights and Remedies...........................................55
     9.2      Remedies Cumulative...........................................57
     9.3      EALP's Right to Cure Certain Overadvances.....................57
     9.4      EALP's Consent to Certain Remedies............................57
     9.5      EALP's Right to Purchase the Foothill Obligations.............57

10.  TAXES AND EXPENSES.....................................................59


11.  WAIVERS; INDEMNIFICATION...............................................59

     11.1     Demand; Protest; etc..........................................59
     11.2     Agent's Liability for Collateral..............................60
     11.3     Indemnification...............................................60

12.  NOTICES................................................................60


13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.............................61


14.  DESTRUCTION OF BORROWER'S DOCUMENTS....................................62


15.  PARTICIPATIONS; SUCCESSORS.............................................62

     15.1     Participations................................................62
     15.2     Successors....................................................63

16.  AMENDMENTS; WAIVERS....................................................63

     16.1     Amendments and Waivers........................................63
     16.2     No Waivers; Cumulative Remedies...............................64

17.  AGENT; LENDERS.........................................................65

     17.1     Appointment and Authorization of Agent........................65
     17.2     Delegation of Duties..........................................65
     17.3     Liability of Agent-Related Persons............................66
     17.4     Reliance by Agent.............................................66

     17.5     Notice of Default or Event of Default.........................66
     17.6     Credit Decision...............................................67
     17.7     Costs and Expenses; Indemnification...........................67
     17.8     Agent in Individual Capacity..................................68
     17.9     Successor Agent...............................................68
     17.10    Withholding Tax...............................................68
     17.11    Collateral Matters............................................70
     17.12    Agency for Perfection.........................................70
     17.13    Payments by Agent to the Lenders..............................71
     17.14    Concerning the Collateral and Related Loan Documents..........71
     17.15    Several Obligations; No Liability.............................71
     17.16    Subordination of EALP Obligations.............................71

18.  GENERAL PROVISIONS.....................................................73

     18.1     Effectiveness.................................................73
     18.2     Section Headings..............................................73
     18.3     Interpretation................................................73
     18.4     Severability of Provisions....................................73
     18.5     Counterparts; Telefacsimile Execution.........................73
     18.6     Revival and Reinstatement of Obligations......................73
     18.7     Integration...................................................74

     SCHEDULES AND EXHIBITS

Schedule C-1               Commitments
Schedule E-1               Eligible Equipment
Schedule P-1               Permitted Liens
Schedule 5.9               Litigation
Schedule 5.12              ERISA Benefit Plans
Schedule 6.8               Existing Insurance Policies
Schedule 6.10              Location of Inventory and Equipment

Exhibit A-1                Form of Assignment and Acceptance
Exhibit C-1                Form of Compliance Certificate
Exhibit 9.5                Form of Assignment and Acceptance

                          LOAN AND SECURITY AGREEMENT

         THIS LOAN AND SECURITY AGREEMENT (this "AGREEMENT"), is entered into as of May 11, 1999, by and among GRANT GEOPHYSICAL, INC., a Delaware corporation ("Borrower"), with its chief executive office located at 16850 Park Row, Houston, Texas 77084, on the one hand, and the entities listed on the signature pages hereof (such entities, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), and FOOTHILL CAPITAL CORPORATION, a California corporation, as Agent, on the other hand.

         The parties agree as follows:

         1.       DEFINITIONS AND CONSTRUCTION.

                  1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

                           "Account Debtor" means any Person who is or who may
become obligated under, with respect to, or on account of, an Account.

                           "Accounts" means all currently existing and
hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower or its Subsidiaries arising out of the sale or lease of goods or the rendition of services by Borrower or its Subsidiaries, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

                           "Advances" has the meaning set forth in Section
2.1(a).

                           "Affiliate" means, as applied to any Person, any
other Person who directly or indirectly controls, is controlled by, is under common control with or is a director or officer of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote 15% or more (or 20% or more, in the case of Nortech) of the securities having ordinary voting power for the election of directors or the direct or indirect power to direct the management and policies of a Person.

                           "Agent" means Foothill, solely in its capacity as
agent for the Lenders, and shall include any successor agent.

                           "Agent's Account" has the meaning set forth in
Section 2.7.

                           "Agent-Related Persons" means Agent, together with
its Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of Agent and such Affiliates.

                           "Agreement" has the meaning set forth in the
preamble hereto.


LOAN AGREEMENT - Page 1

                           "Assignment and Acceptance" has the meaning set
forth in Section 9.5(b) and shall be in the form of Exhibit 9.5.

                           "AST" means Advanced Seismic Technology, Inc., a
Texas corporation.

                           "Authorized Person" means any officer or other
employee of Borrower.

                           "Availability" means, at any time, the lesser of (a)
the Maximum Revolving Amount, less the aggregate outstanding principal amount of all Advances, and (b) the Borrowing Base, less the aggregate outstanding principal amount of all Advances.

                           "Average Unused Portion of Maximum Revolving Amount"
means, as of any date of determination, (a) the Maximum Revolving Amount, less
(b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the undrawn Letters of Credit that were outstanding during the immediately preceding month.

                           "Bankruptcy Code" means the United States Bankruptcy
Code (11 U.S.C. Section 101 et seq.), as amended, and any successor statute.

                           "Benefit Plan" means a "defined benefit plan" (as
defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

                           "Borrower" has the meaning set forth in the preamble
to this Agreement.

                           "Borrower's Books" means all of Borrower's books and
records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer-prepared information comprising Borrower's books and records.

                           "Borrowing" means a borrowing hereunder consisting
of advances made pursuant to the terms of this Agreement.

                           "Borrowing Base" has the meaning set forth in
Section 2.1(a).

                           "Business Day" means any day that is not a Saturday,
Sunday, or other day on which national banks are authorized or required to close.

                           "Canadian GST Reserve" means, as of any date of
determination, an amount sufficient to pay accrued and unpaid general sales taxes owing by Borrower or any Designated Subsidiary under the laws of Canada.

                           "Capital Stock" means, with respect to any Person,
any and all shares, interests, participations, rights or other equivalents in the equity interests (however designated) in


LOAN AGREEMENT - Page 2
such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

                           "Cash Equivalents" means (a) any evidence of
Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof); (b) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is (i) a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000 or (ii) any commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development and has total assets in excess of $500,000,000; (c) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any commercial bank meeting the specifications of clause (b) above; (e) overnight bank deposits and bankers' acceptances at any commercial bank meeting the qualifications specified in clause (b) above; (f) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (b) above, provided all such deposits do not exceed $7,500,000 in the aggregate at any one time; (g) demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (b) above, provided that such deposits and certificates support bond, letter of credit and other similar types of obligations incurred in the ordinary course of business; and (h) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (a) through
(e) above.

                           "Change of Control" shall be deemed to have occurred
at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, but excluding any "underwriter" within the definition of Section 2(11) of the Securities Act of
1933), other than Elliott Associates, L.P., Westgate International L.P., or one or more of their respective Affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 30% of the total voting power of all classes of stock then outstanding of Borrower entitled to vote in the election of directors.

                           "Closing Date" means the date of the first to occur
of the making of the initial Advance, the issuance of the initial Letter of Credit, or the funding of the FCC Term Loan.

                           "Code" means the Massachusetts Uniform Commercial
Code.

                           "Collateral" means all of Borrower's and the
Designated Subsidiaries' right, title and interest in and to each of the following:

                           (a) the Accounts,


LOAN AGREEMENT - Page 3

                           (b) Borrower's Books,

                           (c) the Designated Subsidiaries' Books,

                           (d) the Equipment,

                           (e) the General Intangibles, including without
limitation, the Data Library,

                           (f) the Inventory,

                           (g) the Negotiable Collateral,

                           (h) any money, or other assets of Borrower or any
Designated Subsidiary that now or hereafter come into the possession, custody, or control of the Lender Group, and

                           (i) the proceeds and products, whether tangible or
intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Subsidiary's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

                           "Collateral Access Agreement" means a landlord
waiver, mortgagee waiver, bailee letter, or acknowledgment agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Agent.

                           "Collections" means all cash, checks, notes,
instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

                           "Commitment" means, at any time with respect to a
Lender, the principal amount set forth beside such Lender's name under the heading "Commitment" on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 9.5, as such Commitment may be adjusted from time to time in accordance with the provisions of Section 9.5; and "Commitments" means, collectively, the aggregate amount of the commitments of all of the Lenders.

                           "Compliance Certificate" means a certificate
substantially in the form of Exhibit C-1 and delivered by the chief financial officer of Borrower to Agent.

                           "Currency Hedge Obligations" means, at any time to
any Person, the obligations of such Person at such time which were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or


LOAN AGREEMENT - Page 4
arrangement designed to protect against or manage such Person's or any of its Subsidiaries' exposure to fluctuations in foreign currency exchange rates.

                           "Daily Balance" means the amount of an Obligation
owed at the end of a given day.

                           "Data Library" means the presently owned and
hereafter acquired multi-client seismic data of the Borrower, which is marketed broadly on a non-exclusive basis to Persons in the oil and gas industry.

                           "Default" means an event, condition, or default
that, with the giving of notice, the passage of time, or both, would be an Event of Default.

                           "Defaulting Lender" has the meaning set forth in
Section 2.4(d)(ii).

                           "Defaulting Lenders Rate" means the Reference Rate
for the first three days from and after the date the relevant payment is due and, thereafter, at the interest rate then applicable to Advances.

                           "Designated Account" means account number 121 045 of
Borrower maintained with Borrower's Designated Account Bank, or such other deposit account of Borrower (located within the United States) which has been designated, in writing and from time to time, by Borrower to Agent.

                           "Designated Account Debtor" means one of two Account
Debtors designated by the Borrower, at any time and from time to time, by written notice to Agent, as being one of the two Account Debtors to which clauses (h), (i) and (j) of the definition of Eligible Domestic Accounts apply.

                           "Designated Account Bank" means each of Southwest
Bank of Texas, N.A., whose office is located at 5 Post Oak Park, 4400 Post Oak Parkway, Houston, Texas 77027 and whose ABA number is 113 011 258.

                           "Designated Subsidiary" means any one of AST, GGBL,
GGC, GGII, PTGG, or SSGI, or any other Person approved by Agent, which Person has delivered to Agent a guaranty and security agreement in form and substance equivalent to those delivered to Agent by the other Designated Subsidiaries on the Closing Date, and with regard to which Agent has received a stock pledge agreement pursuant to which Agent is granted and receives a first priority perfected security interest in all of the issued and outstanding stock of such Person.

                           "Dilution" means, in each case based upon the
experience of the immediately prior six (6) months, the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising, returns, promotions, credits, or other dilution with respect to the Accounts, by (b) Borrower's Collections (excluding extraordinary items) plus the Dollar amount of clause (a). Dilution may be adjusted by Foothill for items determined by Foothill, in its reasonable judgment, to be non-dilutive.


LOAN AGREEMENT - Page 5

                           "Dilution Reserve" means, as of any date of
determination, an amount sufficient to reduce the Lenders' advance rate against Eligible Accounts by one percentage point for each percentage point by which Dilution is in excess of five percent (5%).

                           "Disbursement Letter" means an instructional letter
executed and delivered by Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Agent.

                           "Dollars or $" means United States dollars.

                           "EALP" means Elliott Associates, L.P., a Delaware
limited partnership.

                           "EALP Advance" has the meaning set forth in Section
2.4(a).

                           "EALP Guaranty" means the guaranty of Borrower's
Obligations, dated as of the date of this Agreement, by EALP, in favor of Foothill, pursuant to which EALP guaranties payment and performance of the Obligations of Borrower (other than the EALP Term Loan).

                           "EALP Term Loan" has the meaning set forth in
Section 2.4.

                           "EALP Term Note" has the meaning set forth in
Section 2.4.

                           "Early Termination Premium" has the meaning set
forth in Section 3.6.

                           "EBITDA" of any Person for any period shall mean the
sum of:

                           (a) the net income (or net loss) from operations of
such Person and its Subsidiaries on a consolidated basis (determined in accordance with GAAP) for such period, without giving effect to any extraordinary or unusual gains (losses) or gains (losses) from the sale of assets (other than the sale of assets in the ordinary course of business) or unrealized currency gains (losses); plus

                           (b) the amount of any cash equity investment in
Borrower for such period; plus

                           (c) to the extent that any of the items referred to
in any of clauses (i) through (iii) below were deducted in calculating such net income:

                               (i) consolidated interest expense of such Person
                  for such period;

                               (ii) income tax expense of such Person and its
                  Subsidiaries with respect to their operations for such period; and


LOAN AGREEMENT - Page 6

                               (iii) the amount of all non-cash charges
                  (including, without limitation, depreciation and amortization), if any, of such Person and its Subsidiaries for such period.

                           "Eligible Accounts" means Eligible Domestic
Accounts, Eligible Domestic Extended Term Accounts and Eligible Foreign Billed Accounts, but excluding any Account arising from the provision of services pursuant to an agreement or arrangement for which documentation has been disapproved by Foothill, as contemplated by Section 6.2(g).

                           "Eligible Domestic Accounts" means those Accounts
created by Borrower or by any Designated Subsidiary in the ordinary course of business, that arise out of Borrower's or such Designated Subsidiary's sale of goods or rendition of services, that strictly comply with each and all of the representations and warranties respecting Accounts made by Borrower to the Lender Group in the Loan Documents, and that are and at all times continue to be reasonably acceptable to Agent in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Agent in Agent's reasonable credit judgment. Eligible Domestic Accounts shall not include the following:

                           (a) Accounts that the Account Debtor has failed to
pay within ninety (90) days of invoice date or Accounts with selling terms of more than ninety (90) days;

                           (b) Accounts owed by an Account Debtor or its
Affiliates where fifty percent (50%) or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;

                           (c) Accounts with respect to which the Account
Debtor is an employee, Affiliate, or agent of Borrower;

                           (d) Accounts with respect to which goods are placed
on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

                           (e) Accounts that are not payable in either Dollars
or Canadian dollars or with respect to which the Account Debtor: (i) does not maintain its chief executive office in either the United States or Canada, or
(ii) is not organized under the laws of the United States or any State thereof or under the laws of Canada, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent;

                           (f) Accounts with respect to which the Account
Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the reasonable satisfaction of Foothill, with the Assignment of Claims Act, 31 U.S.C. Section 3727), or (ii) any State of the United


LOAN AGREEMENT - Page 7

States (exclusive, however, of Accounts owed by any State that does not have a statutory counterpart to the Assignment of Claims Act);

                           (g) the portion of any Account with respect to which
the Account Debtor is a creditor of Borrower or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to the Account;

                           (h) Accounts with respect to an Account Debtor,
other than a Designated Account Debtor, whose total obligations owing to Borrower exceed ten percent (10%) of all Eligible Domestic Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage;

                           (i) Accounts with respect to which either of the
Designated Account Debtors is the Account Debtor, to the extent that the Accounts owed by either of such Account Debtors exceed twenty percent (20%) of all Eligible Accounts;

                           (j) Accounts with respect to which either of the
Designated Account Debtors is the Account Debtor, to the extent that the aggregate amount of such Accounts exceeds thirty five percent (35%) of all Eligible Accounts;

                           (k) Accounts with respect to which the Account
Debtor is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

                           (l) Accounts, the collection of which Agent, in its
reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

                           (m) Accounts with respect to which the Borrower does
not have a contractual or other right to submit one or more invoices to the Account Debtor prior to the completion of performance of the services giving rise to such Account and with respect to which the Account Debtor does not have a contractual obligation to pay such invoices in accordance with their terms;

                           (n) Accounts with respect to which the Account
Debtor is located in the states of New Jersey, Minnesota, Indiana, or West Virginia (or any other state that requires a creditor to file a Business Activity Report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless Borrower has qualified to do business in New Jersey, Minnesota, Indiana, West Virginia, or such other states, or has filed a Notice of Business Activities Report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement; and

                           (o) Accounts (i) invoiced by Millennium Seismic,
Inc. after June 30, 1999, in respect of services provided by Borrower or its Subsidiaries to third Persons, and (ii) for which Millennium Seismic, Inc. is the Account Debtor with respect thereto, to the extent such Accounts arise from original invoices dated after June 30, 1999 and relate to the Agreement


LOAN AGREEMENT - Page 8
between Millennium Seismic, Inc., Jesse R. Marion and Borrower, dated September 5, 1997, or any similar arrangement.

                           "Eligible Domestic Extended Term Accounts" means
Accounts that would be Eligible Domestic Accounts except that the original payment terms of such Account are more than ninety (90) days after the date of completion of services or delivery of goods, so long as (a) Agent has given its prior written or telephonic approval for the characterization of such Eligible Domestic Accounts as Eligible Domestic Extended Term Accounts, such approval not to be unreasonably withheld or delayed in Agent's reasonable credit judgment, (b) the date that such Account is included in the Borrowing Base as an Eligible Domestic Extended Term Account is within the period that is sixty
(60) days (but not more than 60 days) prior to the payment date specified in the original invoice for such Account, and (c) such Account is not more than sixty (60) days past the payment date specified in the original invoice for such Account.

                           "Eligible Equipment" means all (a) Equipment
appraised by Foothill prior to the Closing Date in which Agent has a first-priority, perfected security interest, which is described on Schedule E-1 attached hereto and made a part hereof, and (b) replacement Equipment acquired by Borrower or its Designated Subsidiaries in accordance with Section 7.4(b), reduced in each case by any Equipment of Debtor as to which any representation or warranty contained in Sections 5.1, 5.3 or 5.4 is not, or does not continue to be, true and accurate.

                           "Eligible Foreign Billed Accounts" means those
Accounts

                           (a) that fail to qualify as Eligible Domestic
Accounts solely because the Account Debtor: (i) does not maintain its chief executive office in either the United States or Canada, and (ii) is not organized under the laws of the United States or any State thereof or under the laws of Canada,

                           (b) the payment of which Borrower has instructed the
Account Debtor thereon to remit to a Lockbox established and maintained at a Lockbox Bank and governed by a Lockbox Agreement,

                           (c) Agent has approved the Account Debtor thereon,
in writing, such approval to be based on Agent's reasonable credit judgment and which approval shall not be unreasonably withheld or delayed, and

                           (d) that, with respect to Accounts that are acquired
by Borrower from the Designated Subsidiaries pursuant to the Master Agreement and are governed by the law of a jurisdiction other than one of the states of the United States or Canada, (i) are not subject to contractual restrictions on the assignment or transfer thereof, (ii) Borrower has obtained written consent to its acquisition thereof from the Account Debtor and has provided a copy of same to Foothill, or (iii) Foothill has received satisfactory legal advice that such restrictions on assignment or transfer are unenforceable.


LOAN AGREEMENT - Page 9

                           "Eligible Transferee" means (a) a commercial bank
organized under the laws of the United States, or any state thereof, and having total assets in excess of $5,000,000,000, or the asset based lending Affiliate of such bank, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country, and having total assets in excess of $5,000,000,000, or the asset based lending Affiliate of such bank; provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance or other financial institution, or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000, (d) any Affiliate (other than individuals) of an existing Lender, and (e) any other Person approved by Agent and Borrower.

                           "Equipment" means all of Borrower's and its
Subsidiaries' present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including, (a) any interest of Borrower in any of the foregoing, and (b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

                           "ERISA" means the Employee Retirement Income
Security Act of 1974, 29 U.S.C. Sections 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

                           "ERISA Affiliate" means (a) any corporation subject
to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

                           "ERISA Event" means (a) a Reportable Event with
respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.


LOAN AGREEMENT - Page 10

                           "Event of Default" has the meaning set forth in
Section 8.

                           "Existing Lender" means Elliott Associates, L.P., a
Delaware limited partnership.

                           "FCC Term Loan" has the meaning set forth in Section
2.3.

                           "FCC Term Note" has the meaning set forth in Section
2.3.

                           "FEIN" means Federal Employer Identification Number.

                           "Foothill" means Foothill Capital Corporation, a
California corporation.

                           "Foothill Advance" has the meaning set forth in
Section 2.1(f).

                           "Foothill Obligations" has the meaning set forth in
Section 17.16(a).

                           "Forced Liquidation Value" means the value, as
determined by an appraiser selected by Lender, at its option, of property, to the extent that such value would be realized at a sale of such property that would be consummated within sixty (60) days of the valuation date.

                           "Foreign Account Debtor" means an Account Debtor (a)
whose Accounts are not Eligible Domestic Accounts because either (i) such Accounts are not payable in Dollars or Canadian dollars, (ii) the Account Debtor is not organized under the laws of the United States or any State thereof or under the laws of Canada, or (iii) the Account Debtor does not maintain its chief executive office in either the United States or Canada, and
(b) whose Accounts have not been approved by Foothill as Eligible Foreign Billed Accounts.

                           "Funding Date" means the date on which a Borrowing
occurs.

                           "GAAP" means generally accepted accounting
principles as in effect from time to time in the United States, consistently applied.

                           "General Intangibles" means all of Borrower's and
the Designated Subsidiaries' present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, service marks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

                           "GGBL" means Grant Geophysical do Brasil Ltda., a
corporation organized under the laws of the Republic of Brazil, South America.


LOAN AGREEMENT - Page 11

                           "GGC" means Grant Geophysical Corp., a Texas
corporation.

                           "GGII" means Grant Geophysical (Int'l) Inc., a Texas
corporation.

                           "Governing Documents" means the certificate or
articles of incorporation, by-laws, or other organizational or governing documents of any Person.

                           "Hazardous Materials" means (a) substances that are
defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

                           "Indebtedness" means: (a) all obligations of
Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of Borrower under capital leases, (d) all obligations or liabilities of others secured by a Lien on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed, and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness described in clauses (a) through (d) of this definition.

                           "Insolvency Proceeding" means any proceeding
commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                           "Intangible Assets" means, with respect to any
Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

                           "Interest Rate Protection Obligations" means the
obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person's or any of its Subsidiaries' exposure to fluctuations in interest rates.


LOAN AGREEMENT - Page 12

                           "Inventory" means all present and future inventory
in which Borrower or any of the Designated Subsidiaries has any interest, including goods held for sale, lease or license or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials and proprietary seismic data, wherever located.

                           "Investment" means, with respect to any Person, any
direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment or property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the fair market value of the net assets of any Subsidiary at the time that such Subsidiary is designated a Wholly-Owned Domestic Subsidiary shall be deemed to be an "Investment" made by Borrower in such Wholly-Owned Domestic Subsidiary at such time. "Investments" shall exclude (a) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (b) Interest Rate Protection Obligations and Currency Hedge Obligations, but only to the extent that the same are permitted by Section 7.1 of this Agreement, and
(c) endorsements of negotiable instruments and documents in the ordinary course of business.

                           "IRC" means the Internal Revenue Code of 1986, as
amended, and the regulations thereunder.

                           "L/C" has the meaning set forth in Section 2.2(a).

                           "L/C Guaranty" has the meaning set forth in Section
2.2(a).

                           "Lender" and "Lenders" means, individually and
collectively, each of Foothill and EALP, together with their respective successors and assigns to the extent permitted under this Agreement.

                           "Lender Group" means, individually and collectively,
each of the individual Lenders and Agent.

                           "Lender Group Expenses" means all: costs or expenses
(including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by the Agent or any Lender; fees or charges paid or incurred by the Agent or the Lenders in connection with the Lenders' transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office or the copyright office), filing, recording, publication, appraisal; costs and expenses incurred by Agent in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Agent resulting from the dishonor of checks; costs and expenses paid or incurred by Agent to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping,


LOAN AGREEMENT - Page 13
selling, preparing for sale, or advertising to sell the Collateral or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by the Agent in examining Borrower's Books or any Subsidiary's Books; costs and expenses of third party claims or any other suit paid or incurred by the Agent or any of the Lenders in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Agent's or Lenders' relationship with Borrower, any Subsidiary of Borrower or any guarantor; and the Agent's and Lenders' reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower, any Subsidiary of Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

                           "Letter of Credit" means an L/C or an L/C Guaranty,
as the context requires.

                           "Lien" means any interest in property securing an
obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from an encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes.

                           "Loan Account" has the meaning set forth in Section
2.10.

                           "Loan Documents" means this Agreement, the
Disbursement Letter, the Letters of Credit, the Lockbox Agreements, the FCC Term Note, the EALP Term Note, any other notes executed by Borrower in connection with this Agreement, and payable to the Lender Group, the EALP Guaranty, the Subsidiary Guaranties, the Stock Pledge Agreement, the Stock Pledge Agreement (GGII), and any other agreement entered into, now or in the future, in connection with this Agreement.

                           "Lockbox Account" shall mean a depositary account
established pursuant to one of the Lockbox Agreements.

                           "Lockbox Agreements" means those certain Lockbox
Operating Procedural Agreements and those certain Depository Account Agreements, in form and substance satisfactory to Agent, each of which is among Borrower, Agent, and one of the Lockbox Banks.

                           "Lockbox Banks" means Southwest Bank of Texas, N.A.
and Hong Kong Bank of Canada.

                           "Lockboxes" has the meaning set forth in Section
2.7.


LOAN AGREEMENT - Page 14

                           "Master Agreement" means that certain Master
Agreement for Purchase and Sale of Accounts, dated as of the Closing Date, among Borrower and the Designated Subsidiaries.

                           "Material Adverse Change" means (a) a material
adverse change in the business, operations, results of operations, assets, liabilities or financial condition of Borrower and its Subsidiaries, taken as a whole, which would reasonably be expected to result in a material impairment of Borrower's ability to perform its Obligations to Foothill under the Loan Documents to which it is a party or of Foothill to enforce the Obligations to Foothill or realize upon the Collateral, (b) a material adverse effect on the value of the Collateral or the amount that to Foothill would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (c) a material impairment of the priority of the Lender Group's Liens with respect to the Collateral.

                           "Maximum Amount" means, as of any date of
determination, the sum of (a) the Maximum Revolving Amount, and (b) the then outstanding principal balance of the FCC Term Loan.

                           "Maximum Revolving Amount" means Six Million Dollars
($6,000,000.00).

                           "Mobile Goods" means Equipment and Inventory as
provided in Section 9-103(3) of the Code, and including without limitation the types of Borrower's Equipment and Inventory described in Section 6.10.

                           "Multiemployer Plan" means a "multiemployer plan"
(as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

                           "Negotiable Collateral" means all of Borrower's and
any of the Designated Subsidiaries' present and future letters of credit, notes, drafts, instruments, investment property, security entitlements, securities (including the shares of stock of Subsidiaries of Borrower), documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

                           "Obligations" means all loans, Advances, debts,
principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations under any outstanding Letters of Credit, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees, charges, costs, or Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), guaranties, covenants, and duties owing by Borrower to Agent or any Lender of any kind and description, in each case arising under the Loan Documents whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

                           "Originating Lender" has the meaning set forth in
Section 15.1(a).

                           "Overadvance" has the meaning set forth in Section
2.5.


LOAN AGREEMENT - Page 15

                           "Overseas Equipment Amount" means an amount, not to
exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) as determined at any time and from time to time, equal to the Forced Liquidation Value of Eligible Equipment that, after the Closing Date, is removed to and remains at locations outside of the continental United States or Canada. Borrower and Lenders agree that the Agent may approve an increase to the Overseas Equipment Amount to a sum in excess of $7,500,000.00 upon the request of Borrower, which approval by the Agent shall not be unreasonably withheld or delayed (taking into consideration the terms and conditions of the underlying contract that supports the reason for Borrower's request), and shall not be conditioned upon payment of additional fees in connection with such approval.

                           "Participant" has the meaning set forth in Section
15.1(a).

                           "Pay-Off Letter" means a letter, in form and
substance reasonably satisfactory to Agent, from Existing Lender respecting the amount necessary to repay in full all of the obligations of Borrower owing to Existing Lender and obtain a termination or release of all of the Liens existing in favor of Existing Lender in and to the properties or assets of Borrower.

                           "PBGC" means the Pension Benefit Guaranty
Corporation as defined in Title IV of ERISA, or any successor thereto.

                           "Permitted Investments" means any of the following:

                           (a) Investments in Cash Equivalents;

                           (b) Investments by the Borrower or any Subsidiary in
any Wholly-Owned Domestic Subsidiary;

                           (c) Investments by the Borrower if as a result of
such Investment (i) such other Person becomes a Wholly-Owned Domestic Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets and properties to, the Borrower or a Wholly-Owned Domestic Subsidiary;

                           (d) Investments made in the ordinary course of
business in prepaid expenses, lease utility, workers' compensation, performance and other similar deposits;

                           (e) Investments in stock, obligations or securities
received in settlement of debts owing to the Borrower or any Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Borrower or any Subsidiary, in each case as to debt owing to the Borrower or any Subsidiary that arose in the ordinary course of business of the Borrower or any such Subsidiary, provided that any stocks, obligations or securities received in settlement of debts that arose in the ordinary course of business (and received other than as a result of bankruptcy or insolvency proceedings or upon foreclosure, perfection or enforcement of any Lien) that are, within 30 days of receipt, converted into case or Cash Equivalents shall be treated as having been cash or Cash Equivalents at the time received;


LOAN AGREEMENT - Page 16

                           (f) other Investments in joint ventures,
corporations, limited liability companies or partnerships formed with or organized by third Persons, which joint ventures, corporations, limited liability companies or partnerships engage in a business substantially similar or related to the business conducted by the Borrower and its Subsidiaries, provided such Investments do not, in the aggregate, exceed the sum of (A) $3,000,000 and (B) the aggregate amount of principal repayments, interest on Indebtedness, dividends, distributions or other return of capital received by the Borrower or a Designated Subsidiary from any person (other than the Borrower or any Subsidiary) in which the Borrower or any of its Designated Subsidiaries has an ownership interest;

                           (g) Investments by the Borrower or any Wholly-Owned
Domestic Subsidiary in any Designated Subsidiary of the Borrower that is organized under the laws of any jurisdiction other than the United States or Canada in an amount not to exceed $7,000,000 at any one time outstanding; provided, that Borrower and Lenders agree that the Agent may approve an increase to the amount of such Investments to a sum in excess of $7,000,000.00 upon the request of Borrower, which approval by the Agent shall not be unreasonably withheld or delayed (taking into consideration the terms and conditions of the underlying contract that supports the reason for Borrower's request), and such approval shall not be conditioned upon payment of additional fees or other amounts in connection with such approval;

                           (h) Investments by the Borrower or any Wholly-Owned
Domestic Subsidiary in any Subsidiary (other than a Designated Subsidiary) of Borrower that is organized under the laws of any jurisdiction other than the United States or Canada in an amount not to exceed $1,000,000 at any one time outstanding; provided, that Borrower and Lenders agree that the Agent may approve an increase to the amount of such Investments to a sum in excess of $1,000,000.00 upon the request of Borrower, which approval by the Agent shall not be unreasonably withheld or delayed (taking into consideration the terms and conditions of the underlying contract that supports the reason for Borrower's request), and such approval shall not be conditioned upon payment of additional fees or other amounts in connection with such approval; and

                           (i) transfers of Eligible Equipment from the
Borrower or any Subsidiary to any other Subsidiary that is organized under the laws of any jurisdiction other than the United States or Canada in an amount not to exceed the Overseas Equipment Amount.

                           "Permitted Liens" means (a) Liens held by the Agent
for the benefit of the Lenders, (b) Liens for unpaid taxes that either (i) are not yet due and payable or (ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases and purchase money Liens under capital leases or relating to the acquisition of assets (other than proprietary data) so long as the Lien only attaches to the asset purchased or acquired and only secures the purchase price of the asset, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests, (f) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (g) Liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of


LOAN AGREEMENT - Page 17

Borrower and not in connection with the borrowing of money, (h) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of Borrower, (i) Liens of or resulting from any judgment or award that would not result in a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which Borrower is in good faith prosecuting an appeal or proceeding for a review, and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, (j) and with respect to any real property, easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that customarily exist on properties of Persons engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the Collateral by Borrower or materially interfere with the ordinary conduct of the business of Borrower.

                           "Permitted Protest" means the right of Borrower or
its Subsidiaries to protest (a) any Lien, other than any such Lien that secures the Obligations, (b) any tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), (c) any rental payment or other amount claimed to be due and owing under any real or personal property leases, and (d) compliance with the laws, regulations, rules or orders of any governmental authority, provided that (i) a reserve with respect to such protested obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Agent, (ii) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (iii) Agent is satisfied that, while any such protest is pending, there will be no material impairment of the enforceability, validity, or priority of any of the Liens of the Agent in and to the Collateral.

                           "Person" means and includes natural persons,
corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                           "Plan" means any employee benefit plan, program, or
arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

                           "Pro Rata Share" means, with respect to a Lender, a
fraction (expressed as a percentage), the numerator of which is the amount of such Lender's Commitment and the denominator of which is the aggregate amount of the Commitments.

                           "PTGG" means PT. Grant Geophysical Indonesia, a
corporation organized under the laws of the Republic of Indonesia.

                           "Reference Rate" means the variable rate of
interest, per annum, most recently announced by Norwest Bank Minnesota, National Association, or any successor thereto, as its "base rate," irrespective of whether such announced rate is the best rate available from such financial institution.

                           "Release Price" means, with respect to any item of
Eligible Equipment, an amount equal to ninety-six percent (96%) of the Forced Liquidation Value of such item of Eligible Equipment.


LOAN AGREEMENT - Page 18

                           "Renewal Date" has the meaning set forth in Section
3.4.

                           "Reportable Event" means any of the events described
in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

                           "Required Lenders" means, at any time, Agent
together with such other Lenders whose Pro Rata Shares together with Agent aggregate 50.1% or more of the Commitments.

                           "Retiree Health Plan" means an "employee welfare
benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

                           "Revolving Facility Usage" means, as of any date of
determination, the aggregate amount of Advances and undrawn or unreimbursed Letters of Credit outstanding.

                           "Solvent" means, with respect to any Person on a
particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and
(e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

                           "SSGI" means Solid State Geophysical, Inc., a
corporation organized under the laws of the Province of Alberta, Canada.

                           "Stock Pledge Agreement" means that certain Stock
Pledge Agreement, dated as of the Closing Date, between Borrower and Agent pursuant to which Borrower grants Agent a first priority perfected security interest in all of the issued and outstanding shares of stock of GGC, GGII and AST.

                           "Stock Pledge Agreement (GGII)" means that certain
Stock Pledge Agreement, dated as of the Closing Date, between GGII and Agent pursuant to which GGII grants Agent a first priority perfected security interest in all of the issued and outstanding shares of stock of GGBL, PTGG and SSGI to secure the Obligations.


LOAN AGREEMENT - Page 19

                           "Subsidiary" of a Person means a corporation,
partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

                           "Subsidiary Guaranties" means the unlimited,
unconditional guaranty of Borrower's Obligations, dated as of the Closing Date, by each Designated Subsidiary of Borrower, in favor of Agent, pursuant to which each Designated Subsidiary of Borrower guaranties payment and performance of the Obligations of Borrower.

                           "Subsidiary's Books" means the books and records of
each Subsidiary of Borrower including: ledgers; records indicating, summarizing, or evidencing such Subsidiary's properties or assets (including all or any portion of such assets pledged as collateral for the Obligations) or liabilities; all information relating to such Subsidiary's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer-prepared information comprising such Subsidiary's books and records.

                           "Voidable Transfer" has the meaning set forth in
Section 18.6.

                           "Wholly-Owned Domestic Subsidiary" means each
Subsidiary of Borrower of which all outstanding capital stock or other ownership interests are wholly-owned by Borrower or, Borrower and other Wholly-Owned Domestic Subsidiaries, and which: (a) is organized under the laws of the United States or Canada; (b) maintains its chief executive office in the United States or Canada; (c) has executed and delivered to Agent a guaranty agreement in form and substance acceptable to Agent pursuant to which such Person guarantees all Obligations arising under this Agreement; and (d) has executed and delivered to Agent a security agreement in form and substance acceptable to Agent, pursuant to which such Person grants a Lien in substantially all its assets (including the pledge of any capital stock or other ownership interests of any Subsidiary owned by such Person, but excluding real property assets owned by such Person) for the benefit of the Agent.

                       1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

                       1.3 CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

                       1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall "continue" or be "continuing"


LOAN AGREEMENT - Page 20
until such Event of Default has been cured or waived in writing by the requisite members of the Lender Group. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

                  1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

         2.       LOAN AND TERMS OF PAYMENT.

                  2.1      REVOLVING ADVANCES.

                           (a) General. Subject to the terms and conditions of
this Agreement, Foothill agrees to make advances ("Advances") to Borrower in an amount outstanding not to exceed at any one time the lesser of:

                               (i) the Maximum Revolving Amount, less the
                  outstanding balance of all undrawn or unreimbursed Letters of Credit, or

                               (ii) the Borrowing Base, less the aggregate
                  amount of all undrawn or unreimbursed Letters of Credit.

         For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean the result of:

                               (x) the least of:

                                   (1)   Six Million Dollars ($6,000,000.00),
                           or

                                   (2)   the sum of:

                                         (A)   eighty percent (80%) of Eligible
                               Domestic Accounts,

                                         (B)   eighty percent (80%) of Eligible
                               Domestic Extended Term Accounts, and

                                         (C)   the lower of (I) Three Million
                               Dollars ($3,000,000.00) or (II) sixty percent (60%) of Eligible Foreign Billed Accounts;

                               less, for each of (A), (B) and (C) above, the amount, if any, of the Dilution Reserve and the Canadian GST Reserve, and


LOAN AGREEMENT - Page 21

                               (3)   an amount equal to Borrower's
                           Collections with respect to Accounts that have been deposited in the Lockbox Accounts during the immediately preceding ninety (90)-day period;

                                   minus

                               (y) the aggregate amount of reserves, if
                  any, established by Foothill under Section 2.1(b).

                           (b) Reserves for Material Adverse Change. Anything
to the contrary in Section 2.1(a) above notwithstanding, Foothill may create reserves against or reduce its advance rates based upon Eligible Accounts without declaring an Event of Default if it determines that there has occurred a Material Adverse Change.

                           (c) No Obligation to Advance. Foothill shall have no
obligation to make Advances under this Section 2.1 (i) to the extent the aggregate principal amount of all outstanding Advances under this Section 2.1 would exceed the Maximum Revolving Amount or (ii) at any time during which a Default exists.

                           (d) Re-borrowing. Amounts borrowed pursuant to this
Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, re-borrowed at any time during the term of this Agreement.

                           (e) Procedure for Borrowing. Each Advance shall be
made upon Borrower's irrevocable request therefor delivered to Agent (which notice must be received by Agent no later than 10:00 a.m. (California time) on the Funding Date) specifying (i) the amount of the Borrowing; and (ii) the requested Funding Date, which shall be a Business Day.

                           (f) Foothill Advances.

                               (i) Foothill hereby is authorized by Borrower,
from time to time in Foothill's sole discretion, (1) after the occurrence of a Default or an Event of Default (but without constituting a waiver of such Default or Event of Default), or (2) at any time that any of the other applicable conditions precedent set forth in Section 3.1 or 3.2 have not been satisfied, to make Advances to Borrower (which Advances may be in excess of the amount of Advances available to Borrower under Section 2.1(a)), which Foothill, in its reasonable business judgment, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Obligations, or (C) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.1(f) being hereinafter referred to as "Foothill Advances").

                               (ii) Foothill Advances shall be repayable on
demand and secured by the Collateral, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to the Obligations pursuant to Section 2.6.


LOAN AGREEMENT - Page 22

                           (g) Notation. The Agent shall record on its books
the principal amount of the FCC Term Loan, the EALP Term Loan, and the Advances owing to each Lender, including the Foothill Advances owing to Foothill and EALP Advances owing to EALP, and the interests therein of each Lender, from time to time. In addition, each Lender is authorized, at such Lender's option, to note the date and amount of each payment or prepayment of principal of such Lender's FCC Term Loan, EALP Term Loan, and Advances in its books and records, including computer records, such books and records constituting rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

                           (h) Overadvances. Foothill may make voluntary
Overadvances without the written consent of the Required Lenders for amounts charged to the applicable Loan Account for interest, fees or Lender Group Expenses pursuant to Section 2.1(f)(i)(2)(C). If the conditions for borrowing under Section 3.2(a) or (b) cannot be fulfilled, Foothill may, but is not obligated to, knowingly and intentionally continue to make Advances to Borrower, such failure or condition notwithstanding, so long as, at any time,
(i) either (A) the outstanding Revolving Facility Usage would not exceed the Borrowing Base by more than $2,000,000 or (B) (y) the outstanding Revolving Facility Usage would not exceed the Borrowing Base by more than the amount proposed by Foothill and agreed to by the Required Lenders, and (z) such Advances are made pursuant to a plan (proposed by Foothill and agreed to by the Required Lenders) for the elimination of the outstanding Revolving Facility Usage in excess of the Borrowing Base, and (ii) the outstanding Revolving Facility Usage (except for and excluding amounts charged to the applicable Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Amount. The foregoing provisions are for the sole and exclusive benefit of Foothill and are not intended to benefit Borrower in any way. The Advances that are made pursuant to this Section 2.1(h) shall be subject to the same terms and conditions as any other Foothill Advance, as applicable, except that the rate of interest applicable thereto shall be the rates set forth in Section 2.6(c)(i) without regard to the presence or absence of a Default or Event of Default; provided, however, that the making of such Overadvances shall not constitute a waiver of such Event of Default arising therefrom.

                           (i) Effect of Bankruptcy. If a case is commenced by
or against Borrower under the Bankruptcy Code, or other statute providing for debtor relief, then, without the approval of Foothill, neither Foothill nor EALP shall make additional loans or provide additional financial accommodations under the Loan Documents to Borrower as debtor or debtor- in-possession, or to any trustee for Borrower, nor consent to the use of cash collateral (provided that the applicable Loan Account shall continue to be charged, to the fullest extent permitted by law, for accruing interest, fees, and Lender Group Expenses).

                  2.2      LETTERS OF CREDIT.

                           (a) General. Subject to the terms and conditions of
this Agreement, Foothill agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to issue guarantees of payment (each such guaranty, an "L/C Guaranty") with respect to letters of credit issued by an issuing bank for the account of Borrower. Foothill shall have no obligation to issue a Letter of Credit if any of the following would result:


LOAN AGREEMENT - Page 23

                               (i) 100% of the aggregate amount of all undrawn
                  and unreimbursed Letters of Credit would exceed the Borrowing Base less the amount of outstanding Advances; or

                               (ii) the aggregate amount of all undrawn or
                  unreimbursed Letters of Credit would exceed the lower of: (x) the Maximum Revolving Amount, less the amount of outstanding Advances, less the amount of reserves established under
                  Section 2.1(b); or (y) Two Million Dollars ($2,000,000.00);
                  or

                               (iii) the outstanding Obligations (other than
                  under the FCC Term Loan and the EALP Term Loan) would exceed the Maximum Revolving Amount.

Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by issuing banks of the letters of credit that are to be the subject of L/C Guarantees. Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each Letter of Credit shall have an expiry date no later than thirty (30) days prior to the date on which this Agreement is scheduled to terminate under Section 3.4 (without regard to any potential renewal term) and all such Letters of Credit shall be in form and substance reasonably acceptable to Foothill. If Foothill is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such amount to Foothill and, in the absence of such reimbursement, the amount so advanced immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances under Section 2.6.

                           (b) Indemnification. Borrower hereby agrees to
indemnify, save, defend, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any Letter of Credit. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any Letters of Credit guarantied by Foothill and opened to or for Borrower's account, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto; provided, however, that Foothill shall be liable for its own gross negligence or willful misconduct. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

                           (c) Authorization to Deliver Documents. Borrower
hereby authorizes and directs any bank that issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.


LOAN AGREEMENT - Page 24

                           (d) Fees and Costs. Any and all charges,
commissions, fees, and costs incurred by Foothill relating to the letters of credit guaranteed by Foothill shall be considered Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill.

                           (e) Termination of Agreement. Immediately upon the
termination of this Agreement, Borrower agrees to either (i) provide cash collateral to be held by Foothill in an amount equal to 102% of the maximum amount of Foothill's obligations under Letters of Credit, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under outstanding Letters of Credit. At Foothill's discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).

                           (f) Increased Costs. If by reason of (i) any change
in any applicable law, treaty, rule, or regulation or any change in the interpretation or application by any governmental authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by the issuing bank or Foothill with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

                               (A) any reserve, deposit, or similar requirement
is or shall be imposed or modified in respect of any Letters of Credit issued hereunder, or

                               (B) there shall be imposed on the issuing bank
or Foothill any other condition regarding any letter of credit, or Letter of Credit, as applicable, issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the issuing bank or Foothill of issuing, making, guaranteeing, or maintaining any letter of credit, or Letter of Credit, as applicable, or to reduce the amount receivable in respect thereof by such issuing bank or Foothill, then, and in any such case, Foothill may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as the issuing bank or Foothill may specify to be necessary to compensate the issuing bank or Foothill for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate set forth in Section 2.6(a)(i) or (c)(i), as applicable. The determination by the issuing bank or Foothill, as the case may be, of any amount due pursuant to this Section 2.2(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

                  2.3      FCC TERM LOAN.

                           (a) General. Foothill has agreed to make a term loan
(the "FCC Term Loan") to Borrower in the original principal amount not to exceed Eleven Million Five Hundred


LOAN AGREEMENT - Page 25

Thousand Dollars ($11,500,000.00). The FCC Term Loan shall be repaid in thirty-five monthly installments, and one final installment, of principal in the following amounts:

     =========================================================================================================
                             Month                                           Installment Amount
     =========================================================================================================
                July 1, 1999 through May 1, 2002             One-fortieth (1/40th) of the original
                                                             principal amount of the FCC Term Loan
     ---------------------------------------------------------------------------------------------------------
                          May 11, 2002                       The outstanding principal balance of the FCC Term
                                                             Loan
     =========================================================================================================

Each such installment shall be due and payable on the first day of each month commencing July 1, 1999 and continuing on the first day of each succeeding month until and including the date on which the unpaid balance of the FCC Term Loan is paid in full. The outstanding principal balance and all accrued and unpaid interest under the FCC Term Loan shall be due and payable upon the termination of this Agreement, whether by its terms, by prepayment, by acceleration, or otherwise. Subject to Section 3.6, the unpaid principal balance of the FCC Term Loan may be prepaid in whole or in part at any time during the term of this Agreement upon 30 days prior written notice by Borrower to Foothill, all such prepaid amounts to be applied to the installments due on the FCC Term Loan in the inverse order of their maturity. All amounts outstanding under the FCC Term Loan shall constitute Obligations.

                           (b) Prepayment Upon Disposition of Eligible
Equipment. Except as otherwise expressly permitted by Section 7.4 of this Agreement, Borrower shall prepay the FCC Term Loan in an amount equal to the net proceeds of any disposition of Eligible Equipment, regardless of whether such disposition is permitted under Section 7.4 of this Agreement (but without approving any such disposition not otherwise expressly permitted under Section
7.4 of this Agreement). The mandatory prepayment shall be due and payable immediately upon the corresponding disposition of Eligible Equipment. Mandatory prepayments shall be applied to installments under the FCC Term Loan in inverse order of maturity.

                           (c) FCC Term Note. The FCC Term Loan shall be
evidenced by a promissory note (together with any and all renewals, extensions and modifications thereof, the "FCC Term Note"), executed by Borrower, payable to the order of Foothill.

                  2.4      EALP Term Loan.

                           (a) General. Subject to the terms and conditions of
this Agreement, EALP agrees, in favor of Agent, Foothill and Borrower, to make one or more advances ("EALP Advances") to Borrower in an amount outstanding not to exceed at any one time the lesser of:

                               (i) Seven Million Five Hundred Thousand Dollars
                  ($7,500,000.00), or


LOAN AGREEMENT - Page 26

                               (ii) the amount of any Overadvance, as such
                  Overadvance may, or is planned to, exist at any time and from time to time, and such other, additional amounts as EALP, at its option, may agree to advance.

                           (b) Restriction on Repayment. Amounts borrowed
pursuant to this Section 2.4 may not be repaid until and unless all other Obligations owing to Foothill and Agent under this Agreement have been indefeasibly repaid to Foothill and to Agent under the terms of this Agreement.

                           (c) Procedure for Borrowing. Each Borrowing shall be
made upon Borrower's irrevocable request therefor delivered to Agent and to EALP (which notice must be received by Agent no later than 10:00 a.m. (California time) on the requested Funding Date) specifying (i) the amount of the Borrowing, and (ii) the requested Funding Date, which shall be a Business Day.

                           (d) Making of EALP Advances.

                               (i) EALP shall make the amount of the requested
Borrowing available to the Agent in same day funds, to such account of the Agent as the Agent may designate, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After the Agent's receipt of the proceeds of such EALP Advances, regardless of whether Borrower has satisfied the applicable conditions precedent set forth in Sections 3.1 and 3.2, the Agent shall make the proceeds of such EALP Advances available to Borrower on the applicable Funding Date by transferring same day funds equal to the proceeds of such Advances received by the Agent to the Designated Account.

                               (ii) Agent may assume that EALP has made or will
make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent EALP shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, EALP shall within three (3) Business Days following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lenders Rate for each day during such period. A notice from Agent submitted to EALP with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is paid to Agent, such payment to Agent shall constitute EALP's Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not paid to Agent on the third (3rd) Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the EALP Advances composing such Borrowing. Neither Agent nor any other Lender shall be responsible for the failure of EALP to make the EALP Advance to be made by EALP on any Funding Date. If EALP fails to make any EALP Advance that it is required to make hereunder on any Funding Date and has not cured such failure by making such EALP Advance within three (3) Business


LOAN AGREEMENT - Page 27

Days after written demand upon it by Agent to do so, then EALP shall be deemed a "Defaulting Lender" for purposes of this Agreement until such Advance is made.

                               (iii) Agent shall not be obligated to transfer
to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender's benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a "Lender" and such Defaulting Lender's Commitment shall be deemed to be zero. This section shall remain effective with respect to such Defaulting Lender until (A) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (B) Foothill and Borrower shall have waived such Defaulting Lender's default in writing. The operation of this section shall not be construed to increase or otherwise affect the Commitment of any non-Defaulting Lender, or relieve or excuse the performance by Borrower of its duties and obligations hereunder.

                           (e) Termination of Agreement. The outstanding
principal balance and all accrued and unpaid interest under the EALP Term Loan shall be due and payable upon the termination of this Agreement, whether by its terms, by prepayment, by acceleration, or otherwise, but only if all other Obligations owing to Foothill and to Agent have been indefeasibly paid in full. All amounts outstanding under the EALP Term Loan shall constitute Obligations.

                           (f) EALP Term Note. The EALP Term Loan shall be
evidenced by a promissory note (together with any and all renewals, extensions and modifications thereof, the "EALP Term Note"), executed by Borrower, payable to the order of EALP.

                  2.5 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Sections 2.1 and
2.2 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or 2.2 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay Advances outstanding under Section 2.1 and, thereafter, to be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to Letters of Credit.

                  2.6 Interest and Letter of Credit Fees: Rates, Payments, and Calculations.

                           (a) Interest Rate. Except as provided in clauses (c)
and (d) below, all Obligations (except for undrawn Letters of Credit) shall bear interest at a per annum rate of one and one-half percentage points (1.5%) above the Reference Rate.

                           (b) Letter of Credit Fee. Borrower shall pay
Foothill a fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.2(d)) equal to one and one-quarter percent (1.25%) per annum times the aggregate undrawn amount of all outstanding Letters of Credit.


LOAN AGREEMENT - Page 28

                           (c) Default Rate. Upon the occurrence and during the
continuation of an Event of Default, (i) all Obligations (except as otherwise provided in Section 2.6(c)(ii)) shall bear interest at a per annum rate equal to 5-1/2 percentage points above the Reference Rate, and (ii) the Letter of Credit fee provided in Section 2.6(b) shall be increased to 2-1/2% per annum times the amount of the undrawn Letters of Credit that were outstanding during the immediately preceding month.

                           (d) Minimum Interest. In no event shall the rate of
interest chargeable hereunder for any day be less than seven percent (7%) per annum. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate. To the extent that interest accrued hereunder at the rate set forth herein (including the minimum interest rate) would yield less than the foregoing minimum amount, the interest rate chargeable hereunder for the period in question automatically shall be deemed increased to that rate that would result in the minimum amount of interest being accrued and payable hereunder.

                           (e) Payments. Interest and Letter of Credit fees
payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Agent, at its option, without prior notice to Borrower, to charge such interest and Letter of Credit fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.2(d) (as and when accrued or incurred), the fees and charges provided for in Section 2.11 (as and when accrued or incurred), and all installments or other payments due under the FCC Term Loan, or any Loan Document to Borrower's Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.

                           (f) Computation. The Reference Rate as of the date
of this Agreement is 7-3/4% per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed.

                           (g) Intent to Limit Charges to Maximum Lawful Rate.
In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.


LOAN AGREEMENT - Page 29

                  2.7 Collection of Accounts. Borrower shall at all times maintain lockboxes (the "Lockboxes") and, immediately after the Closing Date, shall instruct all Account Debtors, other than Foreign Account Debtors, with respect to the Accounts, General Intangibles, and Negotiable Collateral of Borrower to remit all Collections in respect thereof to such Lockboxes. Borrower, Agent, and the Lockbox Banks shall enter into the Lockbox Agreements, which among other things shall provide for the opening of a Lockbox Account for the deposit of Collections at a Lockbox Bank. Borrower agrees that all Collections and other amounts received by Borrower from any Account Debtor immediately upon receipt shall be deposited into a Lockbox Account. No Lockbox Agreement or arrangement contemplated thereby shall be modified by Borrower without the prior written consent of Agent. Upon the terms and subject to the conditions set forth in the Lockbox Agreements, all amounts received in each Lockbox Account shall be wired each Business Day into an account (the "Agent's Account") maintained by Agent at a depositary selected by Agent.

                  2.8 Crediting Payments; Application of Collections. The receipt of any Collections by Agent (whether from transfers to Agent by the Lockbox Banks pursuant to the Lockbox Agreements or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under
Section 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Agent's Account or unless and until such Collection item is honored when presented for payment. From and after the Closing Date, Agent shall be entitled to charge Borrower for two (2) Business Days of `clearance' or `float' at the rate set forth in Section 2.6(a)(i) or Section 2.6(c)(i), as applicable, on all Collections that are received by Agent (regardless of whether forwarded by the Lockbox Banks to Agent, whether provisionally applied to reduce the Obligations under Section 2.1, or otherwise). This across-the-board two (2)-Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of the Lender Group's financing of Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Agent, and whether or not there are any outstanding Advances, the effect of such clearance or float charge being the equivalent of charging two (2) Business Days of interest on such Collections. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Agent only if it is received into the Agent's Account on a Business Day on or before 11:00 a.m. California time. If any Collection item is received into the Agent's Account on a non-Business Day or after 11:00 a.m. California time on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

                  2.9 Designated Account. Foothill is authorized to make the Advances, the Letters of Credit, and the FCC Term Loan under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(e). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any Advance requested by Borrower and made by Foothill hereunder shall be made to the Designated Account.


LOAN AGREEMENT - Page 30

                  2.10 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances, and the FCC Term Loan made by Foothill to Borrower or for Borrower's account, including, accrued interest, Lender Group Expenses, and any other payment Obligations of Borrower. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower's account, including all amounts received in the Agent's Account from any Lockbox Bank and shall further be credited with all amounts received into the Designated Account as proceeds of the EALP Term Loan to the extent designated by Borrower as a payment in respect of an Overadvance or in respect of Advances outstanding under either Section 2.1(a) hereof or the FCC Term Loan. Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Agent unless, within 180 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

                  2.11 Fees. Borrower shall pay to Foothill the following fees:

                           (a) Closing Fee. On the Closing Date, a closing fee
of $131,250;

                           (b) Unused Line Fee. On the first day of each month
during the term of this Agreement, an unused line fee in an amount equal to one-quarter percent (0.25%) per annum times the Average Unused Portion of the Maximum Revolving Amount;

                           (c) Annual Facility Fee. On each anniversary of the
Closing Date, an annual facility fee in an amount equal to one-quarter percent (0.25%) of the Maximum Revolving Amount;

                           (d) Financial Examination, Documentation, and
Appraisal Fees. Agent's customary fee of $750 per day per examiner, plus out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower performed by personnel employed by Agent (Agent and Borrower agree that, prior to the occurrence of a Default under any of the Loan Documents, Borrower's obligation to pay Agent's customary fee and to reimburse Agent's out-of-pocket expenses for audits of Borrower shall be limited to four examinations and analyses per year); Agent's customary appraisal fee of $1,500 per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by personnel employed by Agent in accordance with the terms of this Agreement; and, the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower or to appraise the Collateral provided that such audits or appraisals are performed in accordance with the terms of this Agreement; and

                           (e) Servicing Fee. In arrears, on the first day of
each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to $4,000.


LOAN AGREEMENT - Page 31

         3.       CONDITIONS; TERM OF AGREEMENT.

                  3.1 Conditions Precedent to the Initial Advance, Letter of Credit, and the FCC Term Loan. The obligation of Foothill to make the initial Advance, to issue the initial Letter of Credit, or to make the FCC Term Loan is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

                      (a) the Closing Date shall occur on or before May
12, 1999;

                      (b) Agent shall have received searches reflecting the filing of its financing statements and fixture filings;

                      (c) Agent shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                               (i) the FCC Term Note;

                               (ii) the EALP Term Note;

                               (iii) the EALP Guaranty;

                               (iv) the Lockbox Agreements;

                               (v) the Disbursement Letter;

                               (vi) the Pay-Off Letter, together with UCC termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of Borrower;

                               (vii) the Stock Pledge Agreement;

                               (viii) the Stock Pledge Agreement (GGII);

                               (ix) the Subsidiary Guaranties; and

                               (x) the Master Agreement.

                      (d) Agent shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

                      (e) Agent shall have received a certificate from the Secretary of GGII attesting to the resolutions of GGII's Board of Directors authorizing its execution, delivery, and


LOAN AGREEMENT - Page 32
performance of the Subsidiary Guaranty, the Stock Pledge Agreement (GGII) and the other Loan Documents to which GGII is a party and authorizing specific officers of GGII to execute the same;

                      (f) Agent shall have received a certificate from the Secretary of each Designated Subsidiary (other than GGII) attesting to the resolutions of such Designated Subsidiary's Board of Directors authorizing its execution, delivery, and performance of the Subsidiary Guaranty and the other Loan Documents to which such Designated Subsidiary is a party and authorizing specific officers of such Designated Subsidiary to execute the same;

                      (g) Agent shall have received copies of Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

                      (h) Agent shall have received copies of each Designated Subsidiary's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Designated Subsidiary, as applicable;

                      (i) Agent shall have received a certificate of status with respect to Borrower, dated within 45 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

                      (j) Agent shall have received a certificate of status with respect to each Designated Subsidiary, dated within 45 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of each Designated Subsidiary, which certificate shall indicate that such Designated Subsidiary is in good standing in such jurisdiction;

                      (k) Agent shall have received certificates of status with respect to Borrower, each dated within 45 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

                      (l) Agent shall have received certificates of status with respect to each Designated Subsidiary, each dated within 45 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that each such Designated Subsidiary is in good standing in such jurisdictions;

                      (m) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Agent and its counsel;

                      (n) Agent shall have received such Collateral Access Agreements from lessors, warehousemen, bailees, and other third persons as Agent may require;


LOAN AGREEMENT - Page 33

                      (o) Agent shall have received an opinion of Borrower's United States counsel in form and substance reasonably satisfactory to Agent;

                      (p) Agent shall have received satisfactory evidence that all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

                      (q) all other documents in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent and its counsel;

                      (r) Availability, after giving effect to the initial Advance hereunder, shall be at least $2,500,000.00; and

                      (s) Agent shall have received the fiscal year end audited financial statements of Borrower for Borrower's fiscal year ended December 31, 1998.

                  3.2 Conditions Precedent to all Advances, all Letters of Credit, and the FCC Term Loan. The following shall be conditions precedent to all Advances, all Letters of Credit, and the FCC Term Loan hereunder:

                      (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                      (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

                      (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower, the Lender Group or any of their Affiliates.

                  3.3 Condition Subsequent. As a condition subsequent to initial closing hereunder, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

                      (a) within 30 days of the Closing Date, deliver to Agent the certified copies of the policies of insurance or, at Agent's discretion, certificates of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Agent and its counsel; and

                      (b) within 45 days of the Closing Date, deliver to Agent a mortgage executed by SSGI covering the real property of SSGI located in Calgary, Alberta, Canada, commonly referred to as 7309 Flint Road S.E., together with a title report showing record title to be


LOAN AGREEMENT - Page 34
vested in SSGI (it being understood that neither Borrower nor SSGI will be required to provide Agent with a mortgagees' policy of title insurance or a survey).

                  3.4 Term; Automatic Renewal. This Agreement shall become effective upon the execution and delivery hereof by Borrower, Agent and each Lender and shall continue in full force and effect for a term ending on the date (the "Renewal Date") that is three (3) years from the Closing Date and automatically shall be renewed for successive one-year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either Borrower or the Required Lenders may terminate this Agreement without, in the case of Borrower, penalty or premium effective on the Renewal Date by giving the other party at least ninety days' prior written notice. Thereafter, Borrower may terminate this Agreement at any time without penalty or premium subject to Section 3.5 hereof, provided that the Required Lenders may only terminate this Agreement on the annual anniversary of the Renewal Date by giving Borrower at least ninety days' prior written notice. The foregoing notwithstanding, the Lenders shall have the right to terminate their respective obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

                  3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations (including an amount equal 102% of the undrawn and unreimbursed amount of the Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and the Lender Group's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and the Lender Group's obligation to provide additional credit hereunder is terminated. If Borrower has sent a notice of termination pursuant to the provisions of Section 3.4, but fails to pay the Obligations in full on the date set forth in said notice, then Agent (on behalf of the Lender Group) may, but shall not be required to, renew this Agreement month-to-month until such Obligations are paid.

                  3.6 Early Termination by Borrower. The provisions of Section
3.4 that may prohibit termination of this Agreement by Borrower prior to the Renewal Date notwithstanding, Borrower has the option, at any time upon 30 days prior written notice to Agent, to terminate this Agreement prior to the Renewal Date by paying to Agent (for the benefit of Foothill), in cash, the Obligations (including an amount equal to 102% of the undrawn and unreimbursed amount of the Letters of Credit that remain outstanding as of the date of termination of this Agreement), in full, together with a premium (the "Early Termination Premium") equal to the Maximum Amount multiplied by the percentage indicated below that corresponds to the period during which Borrower pays the Obligations in full, in cash:

          Percentage                                   Period
          ----------                                   ------

             3%                From the Closing Date, through and including
                               August 11, 1999;

           2-3/4%              After August 11, 1999, through and including
                               November 11, 1999;

           2-1/2%              After November 11, 1999, through and including
                               February 11, 2000;

           2-1/4%              After February 11, 2000, through and including
                               May 11, 2000;

             2%                After May 11, 2000, through and including August
                               11, 2000;


LOAN AGREEMENT - Page 35

           1-3/4%              After August 11, 2000, through and including
                               November 11, 2000;

           1-1/2%              After November 11, 2000, through and including
                               February 11, 2001;

           1-1/4%              After February 11, 2001, through and including
                               May 11, 2001;

             1%                After May 11, 2001, through and including August
                               11, 2001;

            3/4%               After August 11, 2001, through and including
                               November 11, 2001;

            1/2%               After November 11, 2001, through and including
                               February 11, 2002;

            1/4%               After February 11, 2002, and prior to the
                               Renewal Date; and

             0%                On the Renewal Date and thereafter.

         Any amount paid in respect of undrawn and unreimbursed Letters of Credit outstanding as of the termination of this Agreement shall be repaid to Borrower on a dollar-for-dollar basis (without interest) when the outstanding Letters of Credit expire, terminate, or are replaced, after reducing such amount by the amount, if any, drawn by or paid to any beneficiary under such Letters of Credit.

         Borrower may prepay the FCC Term Loan in whole or in part at any time without payment of an Early Termination Premium so long as the prepayment is made with proceeds derived from the sale of Borrower's equity securities. The following prepayments may be made without payment of an Early Termination
Premium: (a) mandatory prepayments of the FCC Term Loan, including, without limitation, mandatory prepayments required under Section 2.3(b) as a result of a disposition of Eligible Equipment otherwise permitted by Section 7.4, but only to the extent all such Dispositions during any Fiscal Year result in aggregate net proceeds of less than $1,000,000; and (b) prepayments of Advances pursuant to Section 2.1 or pursuant to Section 2.5 as a result of an Overadvance. Any prepayment on the FCC Term Loan will apply to payments due under the FCC Term Loan in the inverse order of maturities. Borrower may not prepay the EALP Term Loan in whole or in part unless and until all other Obligations have been repaid in full to Foothill and to Agent.

                  3.7 Termination Upon Event of Default. If the Agent or the Lender Group terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this Section 3.7 shall be deemed included in the Obligations.


LOAN AGREEMENT - Page 36

         4.       CREATION OF SECURITY INTEREST.

                  4.1 Grant of Security Interest. Borrower hereby grants to Agent, for the benefit of the Lender Group, a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. The security interests of Agent for the benefit of the Lender Group in the Collateral shall attach to all Collateral without further act on the part of Agent, the Lender Group or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for the sale of assets in the ordinary course of business, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral, except as provided in Section 7.4.

                  4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

                  4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. Subject to the provisions of Section 9.5(f), at any time after an Event of Default, Agent or Agent's designee may (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Agent for the benefit of the Lender Group or that Agent for the benefit of the Lender Group has a security interest therein, and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group's trustee, any Collections that it receives and immediately will deliver said Collections to Agent in their original form as received by Borrower.

                  4.4 Delivery of Additional Documentation Required. At any time upon the request of Agent, Borrower shall execute and deliver to Agent all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Agent reasonably may request, in form satisfactory to Agent, to perfect and continue perfected Liens for the benefit of the Lender Group in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

                  4.5 Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent's officers, employees, or agents designated by Agent) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse Borrower's name on any Collection item that may come into the Lender Group's possession,
(e) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Agent, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward


LOAN AGREEMENT - Page 37
all other mail to Borrower, (f) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as Borrower's attorney, and each and every one of Agent's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group's obligation to extend credit hereunder is terminated.

                  4.6 Right to Inspect. Agent (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral, on a semi-annual basis and more frequently if a Default or an Event of Default has occurred and is continuing, in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

         5.       REPRESENTATIONS AND WARRANTIES.

                  In order to induce Agent and Lenders to enter into this Agreement, Borrower makes the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making of each Advance, the issuance of a Letter of Credit, the making of the FCC Term Loan or any EALP Term Loan made thereafter, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this
Agreement:

                  5.1 No Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of Liens except for Permitted Liens.

                  5.2 Eligible Accounts. The Eligible Accounts are bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's and the Designated Subsidiaries' business. To the best of Borrower's knowledge, including what Borrower would have known after the exercise of reasonable due diligence, the Eligible Accounts are unconditionally owed to Borrower or the Designated Subsidiaries without defenses, disputes, offsets, counterclaims, or rights of return or cancellation; and no Account Debtor obligated on any Eligible Account has asserted any defense, dispute, offset, counterclaim or right of return or cancellation with respect to any Eligible Account. Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any Account Debtor regarding any Eligible Account.

                  5.3 Equipment. All of the Equipment is used or held for use in Borrower's or the Designated Subsidiaries' business and is fit for such purposes.

LOAN AGREEMENT - Page 38

                  5.4 Location of Inventory and Equipment. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Agent's prior written consent) and are located only at the locations identified on Schedule 6.10 except as otherwise permitted by Section 6.10.

                  5.5 Inventory Records. Borrower keeps correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

                  5.6 Location of Chief Executive Office; FEIN. The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 76-0548468.

                  5.7 Due Organization and Qualification; Subsidiaries.

                      (a) Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to have a Material Adverse Change.

                      (b) Set forth on Schedule 5.7 is a complete and accurate list of Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

                      (c) Except as set forth on Schedule 5.7, no capital stock (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for capital stock) of any direct or indirect Subsidiary of Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

                  5.8 Due Authorization; No Conflict.

                      (a) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

                      (b) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation (including Regulations G, T, U, and X of the Federal Reserve Board) applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of Borrower, (iii) result in or


LOAN AGREEMENT - Page 39
require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Borrower.

                      (c) Other than the filing of appropriate financing statements, fixture filings, and mortgages, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

                      (d) This Agreement and the Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

                      (e) The Liens granted by Borrower to Agent (for the benefit of the Lender Group) in and to its properties and assets located in the United States and Canada pursuant to this Agreement and the other Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

                  5.9 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on
Schedule 5.9; and (c) matters that, if decided adversely to Borrower, would not reasonably be expected to have a Material Adverse Change.

                  5.10 No Material Adverse Change. All financial statements relating to Borrower or any guarantor of the Obligations that have been delivered by Borrower to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects Borrower's (or such guarantor's, as applicable) financial condition as of the date thereof and Borrower's results of operations for the period then ended. Except as otherwise disclosed to Agent in writing, there has not been a Material Adverse Change with respect to Borrower (or such guarantor, as applicable) since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date. The Lender Group acknowledges and agrees that certain of the financial statements delivered to the Lender Group contain projections of revenues, income (including income loss), earnings (including earnings loss), capital expenditures, capital structure and other financial items (collectively, the "Forward-Looking Statements"). With respect to the representations contained in this Section 5.10, the Lender Group acknowledges that Forward-Looking Statements are subject to qualification to the extent such statements are based on reasonable assumptions of Borrower and its executive officers as to future events and conditions. Accordingly, the representations set forth in this Section 5.10 shall not be


LOAN AGREEMENT - Page 40
deemed to be violated by the inaccuracy of the Forward-Looking Statements to the extent such statements are based on the reasonable assumptions of the Borrower, are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from such statements, and Borrower has no actual knowledge of the inaccuracy of such Forward-Looking Statements or any material underlying assumptions as of the date such statements are made or deemed made hereunder.

                  5.11 Solvency. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

                  5.12 Employee Benefits. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on Schedule 5.12. Borrower, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrower or its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any applicable law, treaty, rule, regulation, or agreement. None of Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(29) of the IRC.

                  5.13 Environmental Condition. None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials in violation of any applicable environmental laws that reasonably could be expected to result in a Material Adverse Change, except for explosives and other flammable substances used by Borrower in the ordinary course of Borrower's business, which have been stored, used and disposed of in accordance with applicable laws. None of Borrower's real properties has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower, except for liens arising by reason of deposit of cash or letters of credit for surety or performance bonds posted in the Borrower's ordinary course of business. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

         6.       AFFIRMATIVE COVENANTS.

                  Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Agent shall otherwise consent in writing, Borrower will, and will cause each of its Subsidiaries to, do all of the following:


LOAN AGREEMENT - Page 41

                  6.1 Accounting System. Maintain a standard and modern system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and maintain records pertaining to the Collateral in accordance with prudent and customary industry practice and provide such information from time to time as may be requested by Agent. Borrower also shall keep a modern inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

                  6.2 Collateral Reporting. Provide Agent with the following documents at the following times in form satisfactory to Agent:

                      (a) not less frequently than weekly, a sales journal, collection journal, and credit register since the last such schedule (to the extent activity has occurred since the last schedule),

                      (b) on a monthly basis and, in any event, by no later than the 15th day of each month during the term of this Agreement, (i) a detailed calculation of the Borrowing Base, and (ii) a detailed aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Agent,

                      (c) on a monthly basis and, in any event, by no later than the 15th day of each month during the term of this Agreement, a summary aging, by vendor, of Borrower's domestic accounts payable and any book overdraft,

                      (d) upon request, copies of invoices in connection with the Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with the Accounts and for Inventory and Equipment acquired by Borrower, purchase orders and invoices,

                      (e) on a quarterly basis, a detailed list of Borrower's customers,

                      (f) on a monthly basis, a calculation of the Dilution for the prior month,

                      (g) promptly following the request of Foothill, copies of each master or supplemental seismic data acquisition agreement (or such other agreements as may be the basis for the provision of services resulting in Eligible Accounts), which agreements shall be subject to the approval by Foothill (which approval shall not be unreasonably withheld or delayed in the exercise of Foothill's reasonable credit judgment), and, if disapproved by Foothill, the Accounts arising from such agreements shall not be included within the Borrowing Base as Eligible Accounts, and

                      (h) such other reports as to the Collateral or the financial condition of Borrower as Agent may reasonably request from time to time, including as requested by Agent, copies of "Bid Summary Overviews" together with schedules and exhibits thereto.

                      Original sales invoices evidencing daily sales shall be mailed by Borrower to each Account Debtor and, at Agent's direction following the occurrence of an Event of Default, the invoices shall indicate on their face that the Account has been assigned to Agent and that all payments are to be made directly to Agent.


LOAN AGREEMENT - Page 42

                  6.3 Financial Statements, Reports, Certificates.  Deliver to
Agent:

                      (a) as soon as available, but in any event within 45 days after the end of each month during each of Borrower's fiscal years: (i) a company prepared balance sheet, income statement, and statement of cash flow covering Borrower's operations during such period; (ii) a copy of the then-current "Grant Geophysical, Inc. Financial Reports" or such other report as may be generated for the management personnel of Borrower in lieu thereof from time to time; and (iii) a report analyzing investments in, and revenue attributable to, the Data Library; and

                      (b) as soon as available, but in any event within 90 days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Agent stating that such accountants do not have knowledge of the existence of any Default or Event of Default.

                      Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, if prepared, such accountants' letter to management. In addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidated basis, and, beginning with the monthly financial statements required to be provided by Borrower for the month ending August 31, 1999, on a consolidating basis, so as to present Borrower and each such related entity separately.

                      Together with the above, Borrower also shall deliver to Agent Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other similar financial information that is provided by Borrower to its shareholders, and any other report reasonably requested by Agent relating to the financial condition of Borrower.

                      Each month, together with the financial statements provided pursuant to Section 6.3(a), Borrower shall deliver to Agent a certificate signed by its chief financial officer to the effect that: (i) all financial statements delivered or caused to be delivered to Agent hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Borrower, (ii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) for each month that also is the date on which the financial covenant in Section 7.18 is to be tested, a Compliance Certificate demonstrating in reasonable detail compliance at the end of such period with the financial covenant contained in Section 7.18, and (iv) on the date of delivery of such certificate to Agent there does not exist any condition or event that constitutes a Default or Event of Default (or, in the case of clauses (i), (ii), or (iii), to the extent of any non-compliance, describing


LOAN AGREEMENT - Page 43
such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

                      Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Agent and to release to Agent whatever financial information concerning Borrower that Agent may reasonably request. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Agent, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Agent any information they may have regarding Borrower's business affairs and financial conditions.

                  6.4 TAX RETURNS. Deliver to Agent copies of each of Borrower's future federal income tax returns, and any amendments thereto, within 30 days of the filing thereof with the Internal Revenue Service.

                  6.5 GUARANTOR REPORTS. Cause EALP to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Agent. Such financial statements shall include a balance sheet of EALP for the immediately preceding fiscal year, together with the related statements of income, partners' equity and cash flows and, if prepared, an accountants' letter to management.

                  6.6 MAINTENANCE OF EQUIPMENT. Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the Closing Date, Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

                  6.7 TAXES. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Agent, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that Borrower has made such payments or deposits.

                  6.8      INSURANCE.

                      (a) Borrower, at its expense, shall maintain insurance policies that are substantially the same in scope and amount of coverage as the policies described on Schedule 6.8.


LOAN AGREEMENT - Page 44

                      (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be satisfactory to Agent. All such policies of insurance (except those of public liability and property damage) for the Collateral shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to Agent, showing Agent (for the ratable benefit of the Lenders) as sole loss payee thereof, and shall contain a waiver of warranties, and shall specify that the insurer must give at least ten (10) days prior written notice to Agent before canceling its policy for any reason. Borrower shall deliver to Agent certified copies of such policies of insurance or, at Agent's discretion, certificates of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any such policy shall be payable to Agent (for the ratable benefit of the Lenders) to be applied on account of the Obligations or delivered to Borrower upon provision of evidence reasonably satisfactory to Agent that such proceeds shall be used to acquire replacement Equipment.

                  6.9 NO SETOFFS OR COUNTERCLAIMS. Make payments hereunder and under the other Loan Documents by or on behalf of Borrower without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

                  6.10 LOCATION OF INVENTORY AND EQUIPMENT. Keep the Inventory and Eligible Equipment other than Mobile Goods only at the locations identified on Schedule 6.10; provided, however, that Borrower may amend Schedule 6.10 so long as such amendment occurs by written notice to Agent not less than 15 days prior to the date on which the Inventory or Eligible Equipment is moved to such new location within the United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Agent's security interests in such assets and also provides to Agent a Collateral Access Agreement or, to the extent Mobile Goods that are Eligible Equipment are removed from the continental United States or Canada, Borrower, upon Foothill's request, shall use its reasonable best efforts to perfect or continue the perfection of Agent's security interest in such Mobile Goods under the laws of the jurisdiction to which the Mobile Goods are being moved.

                  6.11 COMPLIANCE WITH LAWS. Unless subject to a Permitted Protest, comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change.

                  6.12 EMPLOYEE BENEFITS.

                      (a) Deliver to Agent: (i) Promptly, and in any event within 10 Business Days after Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC. Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor. (ii) Promptly, and in any event within 3 Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any


LOAN AGREEMENT - Page 45

Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate with respect to such request. (iii) Promptly, and in any event within 3 Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

                      (b) Cause to be delivered to Agent, upon Agent's request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries;
(ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

                  6.13 LEASES. Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. Unless subject to a Permitted Protest, to the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Agent shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Borrowing Base.

                  6.14 MILLENNIUM COMPLIANT.

                       (a) Borrower and its Subsidiaries shall be substantially Millennium Compliant by June 30, 1999; and Borrower and its Subsidiaries shall be Millennium Compliant not later than September 30, 1999. As set forth herein, "Millennium Compliant" means that software, hardware, embedded microchips and other processing capabilities utilized by, and material to, the business operations of Borrower and its Subsidiaries function accurately and consistently accept date input, provide date output and perform calculations on dates before, during and after January 1, 2000, without material interruption associated with the advent of the year 2000.

                       (b) Borrower shall provide to Agent, not later than June 30, 1999, Borrower's plan and time table for purposes of becoming substantially Millennium Compliant and becoming Millennium Compliant. Each month prior to September 30, 1999, concurrently with the submission of the financial statements required to be submitted under Section 6.3, Borrower shall provide to Agent status reports on the implementation of Borrower's plan to become Millennium Compliant, or such other information which is sufficient to demonstrate that Borrower and its Subsidiaries will be Millennium Compliant by September 30, 1999.


LOAN AGREEMENT - Page 46

                  6.15 MONEY MARKET ACCOUNT. Borrower has previously established a money market account (the "Money Market Account") at the Designated Account Bank, account number 9121 045. Borrower covenants that the only funds in the Money Market Account will be funds to cover outstanding checks of Borrower issued in the ordinary course of Borrower's business.

         7.       NEGATIVE COVENANTS.

                  Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not, nor will Borrower permit any of its Subsidiaries to, do any of the following without the Required Lenders prior written consent:

                  7.1 INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                      (a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness to issuers of letters of credit that are the subject of L/C Guarantees;

                      (b) Indebtedness set forth in the latest financial statements of Borrower submitted to Agent on or prior to the Closing Date;

                      (c) Indebtedness secured by Permitted Liens;

                      (d) Indebtedness that has been contractually subordinated in right of payment to the Obligations and in priority of Lien (if secured) to the Liens in favor of Agent, and on subordination terms mutually satisfactory to Agent, Foothill, Borrower, and the payee of such subordinated Indebtedness;

                      (e) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b), (c) and (d) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not (A) increase the principal amount of, or rate of interest accruing on, such Indebtedness, (B) cause a breach of any other covenant or term of this Agreement, or (C) otherwise be expected by the Required Lender, in the exercise of their reasonable credit judgment, to have a material adverse effect on the Borrower's ability to satisfy the Obligations, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to the Lender Group as those applicable to the refinanced Indebtedness;


LOAN AGREEMENT - Page 47

                      (f) Indebtedness of Borrower to any Designated Subsidiary and of any Designated Subsidiary to Borrower or any other Designated Subsidiary;

                      (g) deposits or pledges to secure the performance of bids, leases, statutory or regulatory obligations, surety and appeal bonds, performance bonds, standby letters of credit, and other obligations of a like nature, in each case incurred in the ordinary course of business;

                      (h) Indebtedness under Currency Hedge Obligations, provided that (i) such Currency Hedge Obligations are related to payment obligations otherwise permitted by this Section 7.1, or to the foreign currency cash flows reasonably expected to be generated by the Borrower and its Subsidiaries, and (ii) the notional principal amount of such Currency Hedge Obligations does not exceed the principal amount of such Indebtedness and the amount of such foreign currency cash flows to which such Currency Hedge Obligations relate;

                      (i) Indebtedness under Interest Rate Protection Obligations; and

                      (j) Additional unsecured Indebtedness of Borrower or any of its Subsidiaries in the aggregate principal amount (for Borrower and all Subsidiaries) not to exceed (i) $1,500,000 at any one time outstanding, if the unsecured Indebtedness is for insurance premiums that are due by Borrower, and
(ii) $1,000,000 at any one time outstanding, if the unsecured Indebtedness is for Indebtedness other than insurance premiums.

                  7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under Section 7.1(d) and so long as the replacement Liens only encumber those assets or property that secured the original Indebtedness).

                  7.3 RESTRICTIONS ON FUNDAMENTAL CHANGES. Enter into any merger, consolidation, reorganization, or re-capitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its property or assets, except that:

                      (a) any Subsidiary of Borrower may be merged or consolidated with or into the Borrower (provided that Borrower shall be the continuing or surviving corporation) or with or into any Designated Subsidiary (provided that the Designated Subsidiary shall be the continuing or surviving corporation); and

                      (b) any Subsidiary of Borrower may sell, lease, assign, transfer, or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Designated Subsidiary.


LOAN AGREEMENT - Page 48

                  7.4 DISPOSAL OF ASSETS. Sell, lease, assign, transfer, or otherwise dispose (each, a "Disposition") of any of Borrower's or its Subsidiaries' properties or assets other than the following:

                      (a) the Disposition of assets and properties (other than Eligible Equipment) that are worn-out or obsolete,

                      (b) sales of items of Eligible Equipment, provided that the net cash proceeds received by Borrower or its Subsidiaries at the consummation of such sale exceed the Release Price of the specific items of Eligible Equipment sold, and so long as the cash proceeds are either (i) immediately delivered to Foothill as a mandatory prepayment of the FCC Term Loan pursuant to Section 2.3(b), or (ii) utilized to purchase Equipment of equal or greater value, so long as FCC shall be provided a first-priority perfected security interest in the new Equipment (to the extent, and as long as, such Equipment is located in the United States or Canada) being purchased,

                      (c) sales of properties or assets to buyers in the ordinary course of Borrower's or its Subsidiaries' business as currently conducted, and

                      (d) other Dispositions of Eligible Equipment during any Fiscal Year in an amount not to exceed $2,000,000, provided, that Foothill may, in the exercise of its reasonable credit judgment, give prior written approval to the Disposition of Eligible Equipment in excess of $2,000,000 during the Fiscal Year for which Borrower requests such approval, and then, such disposition of Eligible Equipment shall not exceed the amount so approved by Foothill.

                      The purchase of replacement Equipment pursuant to Section 7.4(b) shall take place (x) not more than five (5) Business Days after the sale of the related Eligible Equipment, in the case where the replacement Equipment is readily available and does not have to be specially or custom manufactured, and (y) within forty-five (45) calendar days after the sale of the related Eligible Equipment (or within such longer period specified by Agent prior to the sale in its reasonable credit judgment), in the case where the replacement Equipment must be specially or custom manufactured. The replacement Equipment shall be deemed to be Eligible Equipment unless any representation or warranty contained in Sections 5.1, 5.3 or 5.4 is not, or does not continue to be, true and accurate.

                      Pending the actual utilization of the cash proceeds of a Disposition of Eligible Equipment for the purchase of new, replacement Equipment, such cash proceeds will be delivered to Foothill. Upon receipt of such cash proceeds, Foothill will give a temporary, provisional credit to the amount of Advances outstanding under Section 2.1(a). If Borrower subsequently is ready, willing and able to utilize the cash proceeds to purchase replacement Equipment, within the time limitations specified above, then, so long as no Default or Event of Default has occurred and is continuing, Foothill will re-advance the cash proceeds to Borrower for such purpose. If Borrower subsequently is unwilling, unable, or not ready to utilize the cash proceeds to purchase replacement Equipment within the time limitations specified above, then the credit of the cash proceeds to Advances under Section 2.1(a) will be reversed and the cash


LOAN AGREEMENT - Page 49
proceeds will be applied as a mandatory prepayment of the FCC Term Loan pursuant to Section 2.3(b).

                  7.5 CHANGE NAME. Change its name, FEIN (or equivalent national identification number), corporate structure (within the meaning of
Section 9-402(7) of the Code), or identity, or add any new fictitious name, except with 45 days written notice to Agent.

                  7.6 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or its Subsidiaries or which are transmitted or turned over to Agent.

                  7.7 NATURE OF BUSINESS. Engage in the conduct of any business other than the oil field services business conducted by Borrower and its Subsidiaries prior to the date of this Agreement and such other businesses as are reasonably necessary or desirable to facilitate the conduct and operation of such business.

                  7.8 PREPAYMENTS AND AMENDMENTS.

                      (a) Except in connection with a refinancing permitted by
Section 7.1(e), prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement, and

                      (b) Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b), (c), or (d) if the effect would
(i) in the case of clause (b) and (c) of Section 7.1, increase the principal amount of such Indebtedness, (ii) shorten the maturity of such Indebtedness,
(iii) cause a breach of any covenant or term of this Agreement, (iv) increase the amount of principal payable prior to the maturity of such Indebtedness, or
(v) otherwise be expected by the Required Lenders, in the exercise of their reasonable credit judgment, to have a material adverse effect on the Borrower's ability to satisfy the Obligations.

                  7.9 CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

                  7.10 DISTRIBUTIONS. Make any distribution or declare or pay any dividends (in cash or other property, other than capital stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding.

                  7.11 ACCOUNTING METHODS. Materially modify or change the manner in which its accounting records are kept or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding the Borrower's Books or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may


LOAN AGREEMENT - Page 50
have with any accounting firm or service bureau in connection with any information requested by Agent pursuant to or in accordance with this Agreement, and agrees that Agent may contact directly any such accounting firm or service bureau in order to obtain such information.

                  7.12 INVESTMENTS. Other than Permitted Investments, directly or indirectly: (a) make, acquire, or incur any liabilities (including contingent obligations) for or in connection with the acquisition of the securities (whether debt or equity) of any Person; or (b) extend credit or make loans, advances or capital contributions to any Person.

                  7.13 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that (a) are in the ordinary course of business, (b) otherwise permitted by this Agreement; or (c) upon terms no less favorable to Borrower or its Subsidiary than Borrower or its Subsidiary, as applicable, could obtain in an arms-length transaction.

                  7.14 SUSPENSION. Suspend or go out of a substantial portion of its business, except for suspensions of portions of the Borrower's business which are made to respond to changes in operating risks inherent in the oil and gas services industry, governmental regulatory requirements, world-wide political stability and economic conditions and other risks associated with international operations, or changes in the needs of Borrower's customers for the Borrower's services.

                  7.15 USE OF PROCEEDS. Use the proceeds of the Advances and the FCC Term Loan made hereunder for any purpose other than (i) on the Closing Date, (y) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, and (z) to pay transactional costs and expenses incurred in connection with this Agreement, and (ii) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

                  7.16 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY AND EQUIPMENT WITH BAILEES. Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Agent and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Lien of the Agent (for the ratable benefit of the Lender Group) and also provides to Agent a Collateral Access Agreement with respect to such new location. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Agent's prior written consent.

                  7.17 NO PROHIBITED TRANSACTIONS UNDER ERISA. Directly or indirectly:

                       (a) engage in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;


LOAN AGREEMENT - Page 51

                      (b) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

                      (c) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

                      (d) terminate any Benefit Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

                      (e) fail to make any required contribution or payment to any Multiemployer Plan;

                      (f) fail to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

                      (g) amend a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

                      (h) withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $100,000.

                  7.18 FINANCIAL COVENANT. Fail to achieve EBITDA of at least Twelve Million Dollars ($12,000,000), as of the end of each calendar quarter, for the twelve (12)-month period ending as of the end of such calendar quarter (i.e., a rolling 12-month basis); provided, that, if this covenant is breached on the basis of Borrower's EBITDA as of the end of any calendar quarter, then Borrower will nevertheless have the right to cure the breach of this covenant for a period of forty-five (45) days following the end of such calendar quarter by obtaining a cash equity investment, which, when added to the calculation of EBITDA as of the end of such calendar quarter, will be sufficient to cause this covenant to be satisfied, and such beach shall not constitute an Event of Default under Section 8 unless Borrower shall fail to cure such breach within the aforementioned 45-day period.

         8.       EVENTS OF DEFAULT.

                  Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement (provided, however, that,

                      (a) without the prior written consent of EALP, any failure to pay, failure to perform or other action or inaction by Borrower that would otherwise constitute an Event of Default under any of Sections 8.1, 8.2 or 8.11 shall nevertheless not constitute an Event of Default if


LOAN AGREEMENT - Page 52
such failure to pay or perform or such action or inaction constitutes the breach of an Obligation due or owing to EALP and only to EALP; and

                      (b) EALP shall have the right to cure an Event of Default under Section 8.1 caused by Overadvances, as provided in Section 9.3):

                  8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due any member of the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations); provided, however, that in the case of Overadvances that are caused by the charging of interest, fees, or Lender Group Expenses to the Loan Account, such event shall not constitute an Event of Default if, within five (5) Business Days of Borrower's receipt of telephonic notice of such Overadvance, Borrower eliminates such Overadvance;

                  8.2 (a) If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement applicable to Borrower contained in Sections 6.2 (Collateral Reporting), 6.3 (Financial Statements, Reports, Certificates), 6.4 (Tax Returns), 6.10 (Location of Inventory and Equipment), 6.11 (Compliance with Laws), 6.12 (Employee Benefits), or 6.13 (Leases) of this Agreement and such failure continues for a period of five (5) Business Days; (b) If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Section 6.1 (Accounting System) or 6.6 (Maintenance of Equipment) of this Agreement and such failure continues for a period of 15 Business Days; or (c) If Borrower, EALP or any Designated Subsidiary fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents); in each case, other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this Section 8, in which event such other provision of this Section 8 shall govern;

                  8.3 If any material portion of Borrower's or any Designated Subsidiaries' properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

                  8.4 If an Insolvency Proceeding is commenced by Borrower or any Designated Subsidiary;

                  8.5 If an Insolvency Proceeding is commenced against Borrower or any Designated Subsidiary and any of the following events occur: (a) Borrower or such Designated Subsidiary, as applicable, consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, the Lender Group shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any


LOAN AGREEMENT - Page 53
substantial portion of the business of, Borrower or such Designated Subsidiary; or (e) an order for relief shall have been issued or entered therein;

                  8.6 If Borrower or any Designated Subsidiary is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs for a period in excess of thirty (30) days;

                  8.7 If (a) a notice of Lien, levy or assessment securing an amount greater than $100,000 is filed of record with respect to any of Borrower's or any Designated Subsidiary's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or if any such taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's or any Designated Subsidiary's properties or assets and the same is not paid on the payment date thereof, or (b) a notice of Lien, levy or assessment securing an amount greater than $250,000 is filed of record with respect to any of Borrower's or any Designated Subsidiary's properties or assets by any state, county, municipal, or governmental agency, or if any such taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's or any Designated Subsidiary's properties or assets and the same is not paid on the payment date thereof; provided, Foothill may at any time create reserves in such amounts as Foothill may determine in its sole discretion with respect to any such Lien, levy or assessment notwithstanding that no Event of Default shall have occurred hereunder;

                  8.8 If a judgment or other claim in excess of $100,000 shall become a Lien or encumbrance upon any material portion of Borrower's or any Designated Subsidiary's properties or assets, taken as a whole, and such Lien or encumbrance shall not have been terminated within fifteen (15) days after the attachment thereof; provided, Foothill may at any time create reserves in such amounts as Foothill may determine in its sole discretion with respect to any such Lien, levy or assessment notwithstanding that no Event of Default shall have occurred hereunder;

                  8.9 If there is a default by Borrower in any material agreement to which Borrower is a party with one or more third Persons and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder;

                  8.10 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

                  8.11 If any material misstatement or misrepresentation exists on or as of the date made in any warranty, representation, statement, or report made to the Lender Group by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn; or

                  8.12 If the obligation of any Designated Subsidiary under its guaranty, security agreement or other Loan Document is challenged or terminated by action of the Borrower or any


LOAN AGREEMENT - Page 54

Designated Subsidiary; or if the obligation of any Wholly-Owned Domestic Subsidiary under its guaranty, security agreement or other Loan Document is limited or terminated by operation of law.

         9.       THE LENDER GROUP'S RIGHTS AND REMEDIES.

                  9.1 RIGHTS AND REMEDIES. Subject to the provisions of Section
9.3 and Section 9.5(f), upon the occurrence, and during the continuation, of an Event of Default Agent may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                      (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                      (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

                      (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting the Lender Group's rights and security interests in the Collateral and without affecting the Obligations;

                      (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrower's Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

                      (e) Cause Borrower to hold all returned Inventory in trust for the Lender Group, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of the Lender Group;

                      (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate. Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Agent's determination appears to conflict with the Liens of the Agent (for the benefit of the Lender Group) in the Collateral and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of the Lender Group's rights or remedies provided herein, at law, in equity, or otherwise;

                      (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the


LOAN AGREEMENT - Page 55
meaning of Section 9-505 of the Code), set off and apply to the Obligations due to Foothill any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lockbox Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

                      (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Lockbox Accounts, to secure the full and final repayment of all of the Obligations;

                      (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Agent is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to the Lender Group's benefit;

                      (j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Agent determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

                      (k) Agent shall give notice of the disposition of the Collateral as follows:

                          (1) Agent shall give Borrower, each Lender, and each
holder of a security interest in the Collateral who has filed with Agent a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                          (2) The notice shall be personally delivered or
mailed, postage prepaid, to Borrower as provided in Section 12, at least ten
(10) days before the date fixed for the sale, or at least ten (10) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Agent;

                          (3) If the sale is to be a public sale, Agent also
shall give notice of the time and place by publishing a notice one time at least 10 days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                      (l) Agent, Foothill, or, if all Obligations owing to Foothill have been paid in full, EALP may credit bid and purchase at any public sale; and

LOAN AGREEMENT - Page 56

                      (m) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Agent to Borrower.

                  9.2 REMEDIES CUMULATIVE. The Lender Group's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by Agent of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

                  9.3 EALP'S RIGHT TO CURE CERTAIN OVERADVANCES.

                      (a) General. In the case of an Event of Default under
Section 8.1, EALP shall have the right to cure such Event of Default for a period of three (3) Business Days following the occurrence of such Event of Default.

                      (b) Standstill Period. Agent and Lenders agree that, so long as EALP continues to observe and perform the terms and conditions set forth in Section 17.16, Agent will temporarily forbear or "standstill" from exercising certain of the Lender Group's rights and remedies for a period (the "3-Day Standstill Period") in order to allow EALP the opportunity to cure, as described in Section 9.3(a). The Standstill Period will begin on the date of the occurrence of an Event of Default and will terminate on the third (3rd) Business Day after the occurrence of such Event of Default. During the 3-Day Standstill Period (and only during the 3-Day Standstill Period), Agent will "stand still" and temporarily forbear from exercising the rights and remedies set forth in Section 9.1 of this Agreement and the other Loan Documents, except as provided in the next following sentence. The existence of the 3-Day Standstill Period shall not affect exercise of the rights and remedies set forth in Section 9.1, clause (b), the first sentence of clause (f), clause (g), and clause (h), or the charging of interest on the Foothill Obligations at the default rate provided for in Section 2.6(c).

                  9.4 EALP'S CONSENT TO CERTAIN REMEDIES. Anything in this
Section 9 to the contrary notwithstanding, Agent may not, without the prior written consent of EALP, take any one or more of the following actions: (i) declare the EALP Term Loan due and payable, (ii) cease making EALP Advances, or
(iii) terminate this Agreement and any of the other Loan Documents insofar as the EALP Term Loan.

                  9.5 EALP'S RIGHT TO PURCHASE THE FOOTHILL OBLIGATIONS.

                      (a) General. Upon the occurrence and during the continuance of an Event of Default, EALP shall have the right (the "Purchase Right") to purchase all, but not less than all, of the Foothill Obligations from Foothill for a price (the "Purchase Price") equal to the amount of the Foothill Obligations, except that, with regard to Foothill Obligations constituting Letters of Credit that as of the date of EALP's payment of the Purchase Price (the "Purchase Date") remain outstanding, that portion of the Purchase Price shall be calculated as an amount equal to 102% of the maximum amount of Foothill's obligations under such Letters of Credit. Any amount paid in


LOAN AGREEMENT - Page 57
respect of undrawn and unreimbursed Letters of Credit outstanding as of the Purchase Date shall be repaid to Borrower on a dollar-for-dollar basis (without interest) when the outstanding Letters of Credit expire, terminate, or are replaced, after reducing such amount by the amount, if any, drawn by or paid to any beneficiary under such Letters of Credit. The Purchase Price shall be paid in cash, by wire transfer, in accordance with instructions to be provided by Foothill. In conjunction with EALP's purchase of the Foothill Obligations, EALP shall deliver, and shall cause Borrower and the Designated Subsidiaries to deliver, to Foothill (i) an acknowledgment of the purchase of the Foothill Obligations by EALP, (ii) an acknowledgment and agreement that Foothill's duties and obligations under this Agreement and the other Loan Documents have been purchased by, and transferred and assigned to, EALP, (iii) an acknowledgement and agreement that Foothill has no further duties or obligations under this Agreement and the other Loan Documents, and (iv) a release of Foothill, its officers, directors, employees, and agents from any and all liability, whether past, present, and future, whether as Agent or as a Lender, arising under or in connection with this Agreement and the other Loan Documents. The acknowledgments, agreement and release described in the preceding sentence (the "Release Agreement") shall be in form and substance reasonably satisfactory to Foothill and its counsel. Upon receipt of the Purchase Price and the Release Agreement, Foothill will deliver to EALP an assignment of Foothill's rights, titles and interests in and to the Foothill Obligations.

                      (b) Assignment and Acceptance. Foothill and EALP shall execute and deliver an Assignment and Acceptance ("Assignment and Acceptance") in the form of Exhibit 9.5.

                      (c) EALP's Rights and Obligations. From and after the date that Foothill and EALP execute and deliver the Assignment and Acceptance and payment of the Purchase Price, (i) EALP shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of Foothill under the Loan Documents, and (ii) Foothill shall relinquish its rights and be released from its obligations under this Agreement (and Foothill shall cease to be a party hereto and thereto).

                      (d) Certain Agreements. By executing and delivering an Assignment and Acceptance, Foothill and EALP confirm to and agree with each other as follows: (i) other than as provided in such Assignment and Acceptance, Foothill makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) Foothill makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any guarantor or the performance or observance by Borrower or any guarantor of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) EALP confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) EALP will, independently and without reliance upon Foothill and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) EALP shall become Agent under this Agreement; and (vi) EALP agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and as Agent.


LOAN AGREEMENT - Page 58

                      (e) Release of EALP Guaranty. Upon consummation of EALP's purchase of the Foothill Obligations, as described above, EALP will be released from all liability to Foothill and Agent under the EALP Guaranty; and Foothill and Agent agree to deliver to EALP a release of the EALP Guaranty.

                      (f) Standstill Period. Agent and Lenders agree that, so long as EALP continues to observe and perform the terms and conditions set forth in Section 17.16, Agent will temporarily forbear or "standstill" from exercising certain of the Lender Group's rights and remedies for a period (the "Standstill Period") in order to allow EALP to exercise the Purchase Right. The Standstill Period will begin on the date of the occurrence of an Event of Default and will terminate on the fifteen (15th) calendar day after the occurrence of such Event of Default. During the Standstill Period (and only during the Standstill Period), Agent will "stand still" and temporarily forbear from exercising the rights and remedies set forth in Section 9.1 of this Agreement and under the other Loan Documents, except as provided in the next following sentence. The existence of the Standstill Period shall not affect exercise of the rights and remedies set forth in Section 9.1, clause (b), the first sentence of clause (f), clause (g), and clause (h), or the charging of interest on the Foothill Obligations at the default rate provided for in
Section 2.6(c).

         10.      TAXES AND EXPENSES.

                  If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Agent reasonably determines that such failure by Borrower could result in a Material Adverse Change, Agent may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.8, and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses. Any such payments made by Agent shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

         11.      WAIVERS; INDEMNIFICATION.

                  11.1 DEMAND; PROTEST; ETC. Except as otherwise provided herein, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.


LOAN AGREEMENT - Page 59

                  11.2 AGENT'S LIABILITY FOR COLLATERAL. So long as the Lender Group complies with its obligations, if any, under Section 9-207 of the Code, the Lender Group shall not in any way or manner be liable or responsible for:
(a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

                  11.3 INDEMNIFICATION. Borrower shall pay, indemnify, defend, and hold Agent and each Lender, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein to the extent arising prior to the date one year after termination of this Agreement and payment in full of the Obligations (collectively, the "Indemnified Liabilities"). The indemnity herein provided shall include all Indemnified Liabilities incurred in connection with any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto. Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person.

         12.      NOTICES.

                  Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower, Agent, Foothill or EALP, as the case may be, at its address set forth below:

                  IF TO BORROWER:              GRANT GEOPHYSICAL, INC.
                                               16850 Park Row
                                               Houston, Texas 77084
                                               Attn: Ben L. Roberts
                                               Fax No.: (281) 398-9996


LOAN AGREEMENT - Page 60

                  WITH COPIES TO:              JONES, WALKER, WAECHTER, POITEVENT,
                                               CARRERE & DENEGRE, L.L.P.
                                               201 St. Charles Avenue
                                               New Orleans, Louisiana  70170-5100
                                               Attn:  William Masters
                                               Fax No.: (504) 582-8583

                  IF TO FOOTHILL OR AGENT:     FOOTHILL CAPITAL CORPORATION
                                               11111 Santa Monica Boulevard
                                               Suite 1500
                                               Los Angeles, California 90025-3333
                                               Attn:  Business Finance Division Manager
                                               Fax No.: (310) 478-9788

                  WITH COPIES TO:              HUGHES & LUCE, L.L.P.
                                               1717 Main Street, Suite 2800
                                               Dallas, Texas 75201
                                               Attn:  James W. Sargent, Esq.
                                               Fax No.: (214) 939-6100

                  IF TO EALP:                  ELLIOTT ASSOCIATES, L.P.
                                               712 5th Avenue, 36th Floor
                                               New York, New York 10019
                                               Attn:  Mike Latina
                                               Fax No.: (212) 586-9428

                  The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with Sections 9-504 or 9-505 of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Agent in connection with Sections 9-504 or 9-505 of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted telefacsimile or other similar method set forth above.

         13.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                  THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN AN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH


LOAN AGREEMENT - Page 61

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SUFFOLK, COMMONWEALTH OF MASSACHUSETTS OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. BORROWER, AGENT AND EACH LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER, AGENT AND EACH LENDER REPRESENTS THAT THEY HAVE REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         14.      DESTRUCTION OF BORROWER'S DOCUMENTS.

                  All documents, schedules, invoices, agings, or other papers delivered to Agent or Foothill may be destroyed or otherwise disposed of by Foothill 4 months after they are delivered to or received by Agent or Foothill, as applicable, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

         15.      PARTICIPATIONS; SUCCESSORS.

                  15.1     PARTICIPATIONS.

                           (a) Any Lender may at any time, with the written
consent of Agent, which consent shall not be unreasonably withheld, sell to one or more Persons (a "Participant") participating interests in the Obligations, the Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower and Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Originating Lender shall transfer or grant any participating interest under which the Participant has the sole and exclusive right to approve any amendment to, or any consent or


LOAN AGREEMENT - Page 62
waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such participant is participating;
(B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating; (C) release all or a material portion of the Collateral (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating; (D) postpone the payment of, or reduce the amount of, the interest or fees hereunder in which such Participant is participating; or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums in respect of the Obligations hereunder in which such Participant is participating; and (v) all amounts payable by Borrower hereunder shall be determined as if such Originating Lender had not sold such participation. The rights of any Participant shall only be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any direct rights as to the other Lenders, Agent, Borrower, the Collections, the Collateral, or otherwise in respect of the Advances, the Letters of Credit, the FCC Term Loan, or the EALP Term Loan. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. The provisions of this Section 15.1(a) are solely for the benefit of the Agent and the Lenders, and Borrower shall have no rights as a third party beneficiary of any of such provisions.

                           (b) In connection with any such participation or
proposed participation, a Lender may disclose to a third party all documents and information which it now or hereafter may have relating to Borrower or Borrower's business.

                  15.2 SUCCESSORS. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and its rights and duties hereunder pursuant to Section 15.1 and, except as expressly required pursuant to Section 15.1, no consent or approval by Borrower is required in connection with any such assignment.

         16.      AMENDMENTS; WAIVERS.

                  16.1 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and Borrower and acknowledged by Agent, do any of the following:

                           (a) increase or extend the Commitment of any Lender;


LOAN AGREEMENT - Page 63

                           (b) postpone or delay any date fixed by this
Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

                           (c) reduce the principal of, or the rate of interest
specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

                           (d) change the percentage of the Commitments or of
the aggregate unpaid principal amount of the Advances and FCC Term Loan, which is required for the Lenders or any of them to take any action hereunder;

                           (e) increase the advance rate with respect to
Advances (except for the restoration of an advance rate after the prior reduction thereof), or change Section 2.1(b);

                           (f) amend this Section or any provision of the
Agreement providing for consent or other action by all Lenders;

                           (g) release Collateral other than as permitted by
Section 17.11;

                           (h) change the definition of "Required Lenders";

                           (i) release Borrower from any Obligation for the
payment of money; or

                           (j) amend any of the provisions of Article 17.

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by Agent, affect the rights or duties of Agent under this Agreement or any other Loan Document; and, provided further, that the limitation contained in clause (e) above shall not be deemed to limit the ability of Agent to make Advances, as applicable, in accordance with the provisions of Sections 2.1(g), (h), or (l). The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of or with respect to any provision of this Agreement or any other Loan Document that relates only to the relationship of the Agent and Lenders among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower.

                  16.2 NO WAIVERS; CUMULATIVE REMEDIES. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement, any other Loan Document, or any present or future supplement hereto or thereto, or in any other agreement between or among Borrower and Agent and/or any Lender, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or the Lenders on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy which Agent or any Lender may have.


LOAN AGREEMENT - Page 64

         17.      AGENT; LENDERS.

                  17.1 APPOINTMENT AND AUTHORIZATION OF AGENT. Each Lender hereby designates and appoints Foothill as its Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Article 17. The provisions of this Article 17 are solely for the benefit of Agent and the Lenders, and Borrower shall not have any rights as a third party beneficiary of any of the provisions contained herein; provided, however, that the provisions of Sections 17.10 and 17.11 also shall be for the benefit of Borrower. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which Agent is expressly entitled to take or assert under or pursuant to this Agreement and the other Loan Documents, including making the determinations contemplated by Section 2.1(b). Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Advances, the FCC Term Loan, the EALP Term Loan, the Collateral, the Collections, and related matters; (b) execute and/or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim for Lenders, notices and other written agreements with respect to the Loan Documents; (c) make Advances for itself or on behalf of Lenders as provided in the Loan Documents; (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents; (e) open and maintain such bank accounts and lock boxes as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections; (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Advances, the FCC Term Loan, the EALP Term Loan, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents; and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

                  17.2 DELEGATION OF DUTIES. Except as otherwise provided in this Section, Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection


LOAN AGREEMENT - Page 65
was made in compliance with this Section and without gross negligence or willful misconduct. The foregoing notwithstanding, Agent shall not make any material delegation of duties to subagents or non-employee delegees without the prior written consent of Required Lenders (it being understood that routine delegation of such administrative matters as filing financing statements, or conducting appraisals or audits, is not viewed as a material delegation that requires prior Required Lender approval).

                  17.3 LIABILITY OF AGENT-RELATED PERSONS. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or, (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower, or any Subsidiary or Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement, or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books, or records of Borrower, or any of Borrower's Subsidiaries or Affiliates.

                  17.4 RELIANCE BY AGENT. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants, and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders, as applicable, and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable so long as it is not grossly negligent or guilty of willful misconduct. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

                  17.5 NOTICE OF DEFAULT OR EVENT OF DEFAULT. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of Agent or the Lenders, except with respect to actual knowledge of the existence of an Overadvance, and except with respect to Defaults and Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of


LOAN AGREEMENT - Page 66
any such notice or of any Event of Default of which Agent has, or is deemed to have, actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 17.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders; provided, however, that:

                           (a) At all times, Agent may propose and, with the
consent of Required Lenders (which shall not be unreasonably withheld and which shall be deemed to have been given by a Lender unless such Lender has notified Agent to the contrary in writing within three days of notification of such proposed actions by Agent) exercise, any remedies on behalf of the Lender Group; and

                           (b) At all times, once Required Lenders or all
Lenders, as the case may be, have approved the exercise of a particular remedy or pursuit of a course of action, Agent may, but shall not be obligated to, make all administrative decisions in connection therewith or take all other actions reasonably incidental thereto (for example, if the Required Lenders approve the foreclosure of certain Collateral, Agent shall not be required to seek consent for the administrative aspects of conducting such sale or handling of such Collateral).

                  17.6 CREDIT DECISION. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition, and creditworthiness of Borrower and any other Person (other than the Agent and the Lenders) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of Borrower, and any other Person (other than the Agent and the Lenders) party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition, or creditworthiness of Borrower, and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

                  17.7 COSTS AND EXPENSES; INDEMNIFICATION. Agent may incur and pay Lender Group Expenses to the extent Agent deems reasonably necessary or appropriate for the


LOAN AGREEMENT - Page 67
performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including without limiting the generality of the foregoing, but subject to any requirements of the Loan Documents that it obtain any applicable consents or engage in any required consultation, court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from Collections to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders.

                  17.8 AGENT IN INDIVIDUAL CAPACITY. Foothill and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests, in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though Foothill were not Agent hereunder without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Foothill and its Affiliates may receive information regarding Borrower or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall be under no obligation to provide such information to them. With respect to the Foothill Advances, Foothill shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Agent, and the terms "Lender" and "Lenders" include Foothill in its individual capacity.

                  17.9 SUCCESSOR AGENT. After the Foothill Obligations have been indefeasibly paid in full and the Commitments of Foothill and Letters of Credit hereunder shall have expired or been terminated, unless the context otherwise requires, then all references herein to the "Agent" shall be deemed to be references to EALP, and EALP shall be entitled to all of the rights and remedies of the Agent under this Agreement and the other Loan Documents.

                  17.10   WITHHOLDING TAX.

                          (a)  If any Lender is a "foreign corporation,
partnership or trust" within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent and Borrower:

                               (i) if such Lender claims an exemption from, or
a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;


LOAN AGREEMENT - Page 68

                               (ii) if such Lender claims that interest paid
under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

                               (iii) such other form or forms as may be
required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees to promptly notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

                           (b) If any Lender claims exemption from, or
reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower, such Lender agrees to notify Agent and Borrower of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender. To the extent of such percentage amount, Agent and Borrower will treat such Lender's IRS Form 1001 as no longer valid.

                           (c) If any Lender claiming exemption from United
States withholding tax by filing IRS Form 4224 with Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the IRC.

                           (d) If any Lender is entitled to a reduction in the
applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

                           (e) If the IRS or any other Governmental Authority
of the United States or other jurisdiction asserts a claim that Agent or Borrower did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent and Borrower of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify Agent and Borrower fully for all amounts paid, directly or indirectly, by Agent or Borrower as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent or Borrower under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation of Agent.


LOAN AGREEMENT - Page 69

                  17.11    COLLATERAL MATTERS.

                           (a) The Lenders hereby irrevocably authorize Agent,
to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations; and upon such termination and payment Agent shall deliver to Borrower, at Borrower's sole cost and expense, all UCC termination statements and any other documents necessary to terminate the Loan Documents and release the Liens with respect to the Collateral; (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which Borrower owned no interest at the time the Lien was granted or at any time thereafter; or (iv) constituting property leased to Borrower under a lease that has expired or been terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not release any Lien on any Collateral without the prior written authorization of the Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 17.11; provided, however, that (i) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released), upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

                           (b) Agent shall have no obligation whatsoever to any
of the Lenders to assure that the Collateral exists or is owned by Borrower, is cared for, protected, or insured or has been encumbered, or that the Liens of the Agent (for the benefit of the Agent and the Lenders) have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

                  17.12 AGENCY FOR PERFECTION. Agent and each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Liens of the Agent and the Lenders in assets which, in accordance with Division 9 of the UCC can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.


LOAN AGREEMENT - Page 70

                  17.13 PAYMENTS BY AGENT TO THE LENDERS. All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to the instructions set forth on Schedule C-1, or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on revolving advances or otherwise.

                  17.14   CONCERNING THE COLLATERAL AND RELATED LOAN
DOCUMENTS. Each Lender authorizes and directs Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the ratable benefit (subject to Sections 2.3(b) and 4.1) of the Agent and the Lenders. Each member of the Lenders agrees that any action taken by Agent, Required Lenders, or all Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent, Required Lenders, or all Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

                  17.15 SEVERAL OBLIGATIONS; NO LIABILITY. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any Advances shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such Advances not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 17.7, none of the Lenders shall have any liability for the acts of any other Lender, and the Agent shall have no liability for the acts of any Lender. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make Advances, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

                  17.16 SUBORDINATION OF EALP OBLIGATIONS. EALP agrees in favor of Foothill as set forth below in this Section 17.16, such agreement to be valid and binding against EALP until Foothill has been indefeasibly paid in full all of the Foothill Obligations (as hereinafter defined), Foothill has no further commitment to make Advances, and Foothill is no longer a party to this Agreement.

                          (a) EALP hereby agrees to subordinate and does hereby
subordinate payment by Borrower of all or any part of the Obligations consisting of the EALP Term Loan, together with any and all other indebtedness of Borrower to EALP now or hereafter incurred, created or evidenced, howsoever such indebtedness may be hereafter extended, renewed or evidenced (all such indebtedness hereinafter referred to as the "EALP Obligations"), together with


LOAN AGREEMENT - Page 71
all collateral, mortgage(s) and security, if any, for the payment of the EALP Obligations, to the payment in full, in cash to Foothill, Agent, and their respective successors and assigns, of any and all of the Obligations (other than the EALP Term Loan) for which Borrower may now or hereafter be obligated to either Foothill or Agent, including, without limitation, interest at the rate(s) provided for in this Agreement which, but for the commencement of any bankruptcy, insolvency or receivership proceeding relating to Borrower, would have accrued and been payable with respect to such indebtedness (the "Foothill Obligations") and any collateral, mortgage(s) and security granted to either Foothill or Agent therefor, and in furtherance thereof does hereby agree not to ask for, demand, sue for, take or receive all or any part of the EALP Obligations or enforce EALP's rights to any security therefor, nor ask for, demand, take or receive any security therefor, unless and until the Foothill Obligations have been paid in full in cash and Foothill's financing arrangements with Borrower terminated. EALP also hereby agrees that Foothill shall be subrogated for EALP with respect to EALP's claims against Borrower and EALP's rights, liens and security interests, if any, in any of Borrower's assets and the proceeds thereof, in each case, to the extent arising under this Agreement and the other Loan Documents, until the Foothill Obligations have been paid in full, in cash and Foothill's financing arrangements with Borrower terminated.

                          (b) EALP further agrees that, upon any distribution
of the assets or readjustment of the indebtedness of Borrower, whether by reason of liquidation, composition, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of all or any of the EALP Obligations, or the application of the assets of Borrower to the payment or liquidation thereof, Foothill shall be entitled to receive payment in full in cash of the Foothill Obligations prior to the payment of all or any part of the EALP Obligations, and in order to enable Foothill to enforce its rights hereunder in any such action or proceeding, Foothill is hereby irrevocably authorized and empowered in its sole discretion to make and present for and on behalf of EALP such proofs of claim against Borrower on account of the EALP Obligations in the name of EALP or Foothill as Foothill may deem expedient or proper and to vote such proofs of claim in any such proceeding and to receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and to apply the same on account of any of the Foothill Obligations.

                          (c) EALP further agrees to execute and deliver to
Foothill such assignments, endorsements, or other instruments as may be required by Foothill in order to enable Foothill to enforce any and all such claims and to collect any and all dividends or other payments or disbursements which may be made at any time on account of all or any of the EALP Obligations.

                          (d) If any money or other property (except for
payments of interest on the EALP Term Note, as such interest accrues and becomes due and payable prior to the occurrence of a Default) is received by EALP for application on the EALP Obligations before the Foothill Obligations are paid in full, in cash, EALP will hold such money and other property in trust for Foothill and, promptly after receipt, deliver such money and other property to Foothill. After the occurrence and during the continuance of a Default, then the exception for payments of interest of the EALP Term Note, which is set forth parenthetically in the preceding sentence, shall not apply.

                          (e) EALP hereby also agrees not to assign or transfer
at any time while this Subordination Agreement remains in effect any rights, claim or interest of any kind in or to any


LOAN AGREEMENT - Page 72
of the EALP Obligations, either principal or interest, without (1) first notifying Foothill and (2) making such assignment expressly subject to this Subordination Agreement in form and substance satisfactory to Foothill. EALP will, upon request from Foothill, deliver any note or other evidence of the EALP Obligations to Foothill, and Foothill may (or EALP, upon request from Foothill, will) add a legend to such note or other evidence of the EALP Obligations stating that payment thereof is subject to the provisions of this Agreement.

         18.      GENERAL PROVISIONS.

                  18.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower, Agent and each Lender.

                  18.2 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

                  18.3 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

                  18.4 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                  18.5    COUNTERPARTS; TELEFACSIMILE EXECUTION. This
Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

                  18.6 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to the Agent or any Lender of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Agent or any Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that Agent or such Lender is required to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Agent and Lenders related thereto, the liability of Borrower or


LOAN AGREEMENT - Page 73
such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

                  18.7 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

                   [THIS SPACE IS INTENTIONALLY LEFT BLANK.]


LOAN AGREEMENT - Page 74

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Boston, Massachusetts.


                                     GRANT GEOPHYSICAL, INC.,
                                     a Delaware corporation



                                     By:           /s/ Ben L. Roberts
                                         --------------------------------------
                                             Ben L. Roberts, Vice President



                                     FOOTHILL CAPITAL CORPORATION,
                                     a California corporation, as Agent and as a Lender


                                     By:           /s/ Bruce Rivers
                                         --------------------------------------
                                             Bruce Rivers, Vice President



                                     ELLIOTT ASSOCIATES, L.P.,
                                     a Delaware limited partnership


                                     By:          /s/ Paul E. Singer
                                         --------------------------------------
                                             Paul E. Singer, General Partner